Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

PHOENIX CAPITAL GROUP HOLDINGS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of Phoenix Capital Group Holdings, LLC (the “Company”), a Delaware limited liability company, is made and entered into effective as of April 23, 2019, by and among Lion of Judah Capital, LLC, a Delaware limited liability company (“LJC, LLC”), Christie Masone (“Masone”), Lindsey Wilson (“Wilson”) and Adam Josephson (“Josephson”) as the Members.

In consideration of the mutual representations, warranties, covenants, promises, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Name, Business Office and Agent for Service

1.1 Name. The name of the Company is Phoenix Capital Group Holdings, LLC.

1.2 Principal Place of Business. The Company’s principal place of business is 855 North Douglas Street, 2nd Floor Box #4, El Segundo, CA 90245, or such other place or places as the Manager may hereafter determine.

1.3 Agent for Service. The name and address of the Company’s registered agent is provided in the Certificate of Formation. The Manager may, at any time and without the Approval of the Members, change (a) the address of the Company’s principal office by giving notice of the new address to the Members at least five (5) Business Days before that change is to take place or (b) the address of the Company’s registered office in Delaware, the Company’s registered agent or the name or address of the Company’s registered agent.

2. Definitions and Glossary of Terms.

The following terms or words, which have their first letter capitalized, used in this Agreement shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding Law).

“Additional Capital Contribution” is defined in Paragraph 5.2.1.

“Affiliate” means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person (ii) any officer, director, general Member, member or trustee of such Person or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence.

For the purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least fifty percent (50%) of the directors, managers, general partners, or persons exercising similar authority with respect to such Person or entities.

“Agreement” or “Limited Liability Company Agreement” shall mean this Limited Liability Company Agreement, as amended in writing from time to time.

“Allocation Year” means (i) the period commencing on the effective date of this Agreement and ending on the last day of the Company’s taxable year, (ii) any subsequent period commencing on the first day of the Company’s taxable year and ending on the following last day of the Company’s taxable year, or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gam, loss, or deduction pursuant to Paragraph 10.

“Appraisal Rights” means the right of an Equity Owner, whether or not entitled to vote under this Agreement, to dissent from a proposed Company action and obtain payment of the fair value of such Equity Owner’s Interest in the Company.

“Approval” means, with respect to a Member, either the affirmative vote of that Member at a meeting of the Members, or the written consent of that Member, for the Company, the manager, or the Members to take the action for which the vote or written consent is given. To be “Approved by,” or receive the “Approval of,” the Members means, with respect to a decision or action to be made or taken by the Members, that the decision or action receiving the level of Approval of all the Members required under this Agreement.

“Assignee” shall mean a Person who holds an Economic Interest but has not been admitted as a Member.

“Bankruptcy” means, with respect to any Person, a “Voluntary Bankruptcy” or an “Involuntary Bankruptcy”. A “Voluntary Bankruptcy” means, with respect to any Person, that Person (a) commencing (or consenting to the commencement of) a proceeding or filing an answer or other pleading that consents to a proceeding concerning either that Person’s insolvency or the adjustment of that Person’s debts; (b) seeking, consenting to, or acquiescing in the liquidation, winding up, dissolution, reorganization, rearrangement, adjustment, protection, composition, or other relief for that Person or that Person’s debts under any Bankruptcy Law; (c) seeking, consenting to, or acquiescing in the entry of any Order for Relief or the appointment of a receiver, trustee, liquidator, custodian, or other similar official for that Person or all or any substantial part of that Person’s property under any Bankruptcy Law; (d) making a general assignment for the benefit of that Person’s creditors; or (e) taking, with respect to an Entity, any action by the decision-makers of that Entity to authorize any of the foregoing. An “Involuntary Bankruptcy” means, with respect to any Person, (a) the entry of an Order for Relief or other Order approving a petition or other pleading for relief or reorganization or any other petition or filing seeking any liquidation, winding up, dissolution, reorganization, rearrangement, adjustment, composition or other similar relief against that Person under any Bankruptcy Law without the consent of or acquiescence by that Person, (b) the filing for an Order described in the preceding clause (a) against that Person unless that filing is dismissed within sixty (60) days of the date that it is made; (c) the entry of an Order under any Bankruptcy Law appointing a receiver, trustee, liquidator, custodian, or other similar official for that Person or of all or any substantial part of that Person’s property, unless that Order is dismissed within sixty (60) days of the date it is entered; or (d) the failure by that Person generally to pay that Person’s debts as they become due within the meaning of Section 303(h)(I) of the Bankruptcy Code. For purposes of this definition of “Bankruptcy,” “Order for Relief’ means an Order entered under Section 301 or 303(h) of the Bankruptcy Code.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks and savings and loan institutions in Denver, Colorado are not open for business.

“Capital Account” shall mean, with respect to any Member, the Capital Account maintained in accordance with Paragraph 8.1.

“Capital Contribution” shall mean, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the capital of the Company by a Member (or its predecessors in interest) with respect to the Interest in the Company held by such Person whenever made.

“Cash Reserve” is defined in Paragraph 9.2.

“Certificate of Formation” means the Certificate of Formation of the Company filed in the office of the Secretary of State of Delaware in the manner required by the Act to form the Company, as it may be amended from time to time in accordance with this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent Federal revenue laws.

“Company” shall refer to Phoenix Capital Group Holdings, LLC.

“Company Business” shall refer to the business of the Company as more fully defined in Paragraph 3.1 of this Agreement.

“Company Minimum Gain” has the meaning set forth in Section l.704-2(b)(2) of the Regulations.

“Company Office” shall refer to the office which the Company shall at all times maintain at which certain records, documents and information must at all times be maintained pursuant to the Act.

“Company Opportunity” is defined in Paragraph 19.2.

“Company Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Covered Person” means each of the Manager, Equity Owners, organizer, Tax Matters Partner and Company Representative.

“Deficit Capital Account” shall mean with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments; (i) credit to such Capital Account any amount which such Member is obligated to restore under Section 1.704-l(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(l) and (i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Section l.704-2(d) of the Treasury Regulations) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Section 1.704-2(i)(3) of the Treasury Regulations; and (ii) debit to such Capital Account the items described in Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

This definition of Deficit Capital Account is intended to comply with the provisions of Treasury Regulations Section l.704-l(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

“Depreciation” means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such fiscal year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Derivative Sharing Ratio” means with respect to each Equity Owner the allocation of Profit for the Fiscal Year which amount of Profit reflects the deduction of guaranteed payments made to the Equity Owners, or such other period of time for which the calculation is being made, that when added to the amount of guaranteed payments made to such Equity Owner, if any, during such period of time is equal to the amount of Profit that would have been allocated to such Equity Owner had the guaranteed payments not been deductible in calculating Profits to be allocated and such Profits were allocated in accordance with each Equity Owner’s Sharing Ratio. In the case of allocations of Losses and distributions of Distributable Cash and Tax Advances this concept shall be applied in a reasonable manner as determined by LJC, LLC to determine the relative allocation of Losses and distributions to the Equity Holders so as to carry out the intent of the provision.

“Distributable Cash” means all cash, revenues and funds received by the Company, less the sum of the following to the extent paid or set aside by the Company:

(i) All principal and interest payments on indebtedness of the Company and all other sums paid to lenders;

(ii) All cash expenditures incurred incident to the normal operation of the Company’s business;

(iii) The Cash Reserve.

“Economic Interest” of an Equity Owner means only that Equity Owner’s right under this Agreement and applicable Law to (a) share in the profits and losses of the Company (including Profits and Losses and all items of income, gain, expense, deduction, and loss allocated hereunder that are not included in the Company’s Profits) and (b) receive distributions of the Company’s assets pursuant to this Agreement and the Act, but shall not include (i) any right to participate in the management or affairs of the Company, including, the right to vote on, consent to, or otherwise participate in any decision of the Members or the Manager; (ii) any right to any information or accounting of the affairs of the Company; (iii) the right to inspect the books or records of the Company; or (iv) or any other rights of Members under the Act or this Agreement.

“Economic Interest Owner” means the owner of an Economic Interest who is not a Member. An Economic Interest Owner is sometimes referred to as an “Assignee.”

“Encumber” means, with respect to particular property and any Person, that Person causing there to be an Encumbrance on, or with respect to, that property.

“Encumbrance” means any lien, mortgage, deed of trust, pledge, collateral assignment, security interest, option, right of first refusal or offer, hypothecation, or other encumbrance.

“Equity Owner” means an Assignee or a Member.

“Event of Insolvency” shall mean when any Member: (i) petitions for, obtains or as a result of its petition or other affirmative act becomes subject to an order for relief under the federal bankruptcy code; (ii) petitions for, obtains or as a result of its petition or other affirmative act becomes subject to an order, judgment or decree of insolvency under state Law; (iii) makes an assignment for the benefit of creditors’ (iv) consents to or suffers the appointment of a receiver, trustee or liquidator to any substantial part of its assets that is not vacated within sixty (60) days; or (v) consents to or suffers an attachment or execution on any substantial part of its assets that is not released within sixty (60) days.

“Governmental Authority” means any federal, state, local, foreign, or other governmental or quasi governmental authority and any governmental, or other department, commission, body, board, bureau, agency, association, subdivision, court, tribunal, or other instrumentality exercising any executive, judicial, legislative, regulatory or administrative function.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Manager and the contributing Member, provided that, if the Manager is the contributing Member, the determination of the fair market value of the contributed asset shall require the consent of a majority of the other Members, and further provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Paragraph 5.1 hereof shall be as set forth in such Paragraph;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701 (g) into account, as determined by the Manager as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than pursuant to Code Section 708(b)(1)(B)); (D) and in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a partner capacity in anticipation of being a Member; and (E) in connection with the issuance by the Company of a noncompensatory option (other than an option for a de minimis interest in the Company) provided that an adjustment described in clauses (A),(B), (D) and (E) of this subparagraph shall be made only if the Manager reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company. When the Gross Asset Values of all Company assets are adjusted as provided in this subparagraph corresponding adjustments shall be made to the Capital Accounts of the Equity Owners m accordance with Regulation Section 1.704-l(b)(2)(iv)(f).

(iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701 (g) into account) of such asset on the date of distribution as determined by the Members; and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1 (b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Paragraph 8.2.1 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Incapacity of a Member” means, with regard to a Member who is also providing services to the Company similar to what a non-owner employee would do, a Member’s inability, by reason of accident or illness, to carry on the duties and functions, exercise the responsibilities, and/or discharge the obligations of employment with the Company, for a period of 30 days within a 365 day period, whether or not continuous, in accordance with his/her previous experience of employment with the Corporation. Such determination shall be made by the mutual agreement of the parties hereto, or in the event such agreement cannot be reached within thirty (30) days of the event resulting in such inability, by the following procedure.

(a) If the Company then has a disability income or disability buy-out policy covering the Member, the definition set forth in such policy shall control, provided the issuing insurance company agrees to commence disability buy-out or income payments as a result of such permanent and total disability.

(b) If the Company does not then have a disability income or buy-out policy covering the Member:

(i) Each party shall select an independent physician who shall examine the subject Member. The mutual agreement of the two examining physicians shall control, and their opinion shall be binding on the parties. If the two physicians cannot agree, those physicians shall select a third physician to examine the subject Member. The majority opinion of those three physicians shall control, and their decision shall be binding on the parties.

(ii) If any of the physicians are not able to provide their opinion to the Company due to privacy laws or other such obstacles that the Member is not able or willing to remove by giving the appropriate consents, then the Manager with the consent of LJC, LLC shall make the determination regarding the subject Member’s condition based on the information available to them in their sole discretion, and the Manager’s determination shall be binding on the parties. The decision of LJC, LLC shall control if it is the Manager who is the subject of this disability determination.

“Initial Capital Contribution” is defined in Paragraph 5.1.

“Interest” of an Equity Owner as of a particular time means the entire ownership interest of that Equity Owner in the Company at that time, including all benefits to which the owner of that ownership interest is entitled under this Agreement and applicable Law, together with the obligations of such Equity Owner under this Agreement and applicable Law, with respect to that ownership interest.

“Law” means any federal, state, local, foreign, or other constitution, statute, treaty, ordinance, rule, regulation, regulatory, or administrative guidance, principle of common Law or equity, order, or other Law, requirement or standard promulgated by Governmental Authority.

“LJC, LLC’s Intangible Capital Contribution” is defined on Exhibit A to this Agreement.

“Losses” -see definition of “Profits” and “Losses” below.

“Majority Interest” shall mean one or more Members whose Sharing Ratios taken together exceeds 50% of the aggregate of all Sharing Ratios of the Members.

“Manager” shall refer to the Person appointed or elected pursuant to Paragraph 11.

“Members” shall refer collectively to those Persons who initially sign this Agreement as a Member or any subsequent Member admitted under the terms of this Agreement. Reference to a “Member” shall be to any one of the Members.

“Member Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(l) and 1.704-2(i)(2) of the Regulations.

“Net Pre-Contribution Gain” is defined in Paragraph 8.2.8.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” has the meaning set forth m Section l.704-2(b)(3) of the Regulations.

“Organization Expenses” shall refer to those expenses incurred in connection with the organization and formation of the Company, including reasonable legal, accounting, escrow holder and depositary fees.

“Percentage Interest” means an Equity Owner’s Interest, expressed as a percentage equal to such Equity Owner’s Sharing Ratio. At all times, the sum of the Percentage Interests will equal one hundred percent (100%).

“Permitted Transfer” is defined in Paragraph 16.2.

“Person” means any individual, partnership, corporation, trust, limited liability company, or other entity.

“Preferred Return” means with respect to LJC, LLC, a sum equal to (i) ten percent (10%) per annum, compounded to the extent not distributed in any calendar year, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed in the period for which LJC, LLC’s Preferred Return is being determined, of the average daily balance of such Member’s Unreturned Capital from time to time during the period to which the Preferred Return relates, commencing on the date LJC, LLC makes its Initial Capital Contribution pursuant to Section 3.2, as determined from the books and records of the Company.

“Profits” and “Losses” for each fiscal year, an amount equal to the Company’s taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Property disposed of, notwithstanding that the adjusted tax basis of such Company Property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Paragraph 8.2 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Paragraph 8.2 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Regulatory Provisions” is defined in Paragraph 8.3.

“Sharing Ratio” means the ratio with respect to each Member designated as such on Exhibit A attached to this Agreement, subject to adjustment as provided in this Agreement.

“Super-Majority Interest” shall mean one or more Members whose Sharing Ratios taken together equals at least 75% of the aggregate of all Sharing Ratios of the Members.

“Transfer” means (a) as a noun, the transfer of legal, equitable, or beneficial ownership by sale, exchange, assignment, gift, donation, grant, or other conveyance or disposition of any kind, whether voluntary or involuntary, including transfers by operation of Law or legal process and includes, with respect to an Equity Owner, any (i) appointment of a receiver, trustee, liquidator, custodian, or other similar official for that Equity Owner or all or any part of the property of that Equity Owner under any Bankruptcy Law, (ii) gift, donation, transfer by will or intestacy or other similar type of transfer or disposition, whether inter vivos or mortis causa, arid (iii) any other transfer or disposition to a spouse or former spouse (including by reason of a separation agreement or divorce, equitable or community or marital property distribution, judicial decree or other court Order concerning the division or partition of property between spouses or former spouses or other persons); and (b) as a verb, the act of making any Transfer.

“Unreturned Capital” means, for LJC, LLC as of any date, the excess, if any, of (i) the sum of (A) LJC, LLC’s Initial Capital Contribution; provided, however, for purpose of calculating Unreturned Capital LJC, LLC’s Intangible Capital Contribution shall be valued at only $75,000 resulting in LJC, LLC’s initial Unreturned Capital being $175,000, and (B) any Additional Capital Contributions made by LJC, LLC pursuant to Paragraph 5.2 over (ii) the cumulative amount of money and the Gross Asset Value of any Property (other than money) distributed to LJC, LLC pursuant to Paragraph 9.1, 9.4 and 19.2 as of such date with LJC, LLC’s Intangible Capital Contribution being valued as provided above in this definition.

2.1 Other Definitions. To the extent terms are not otherwise defined in this Agreement, they shall be defined in accordance with the Act.

3. Company Business and Purpose. The Company is formed to (a) acquire mineral and leasehold interests in real property; (b) to engage in other lawful activities that are related, or necessary or useful, to the furtherance of the foregoing; and (c) to do all things incidental thereto.

4. Formation and Term

4.1 Formation. The Members hereby agree to form the Company as a limited liability company pursuant to the Act and shall operate pursuant to such Certificate of Formation and this Agreement of the Members. Prior to the time the Certificate of Formation are filed, no person shall represent to third parties the existence of the Company or hold himself out as a Member.

4.2 Term. This Company shall remain in existence until dissolved as provided in this Agreement or by Law, whichever occurs first.

5. Company Capital

5.1 Initial Capital Contributions and Interests. Each Member shall make the “Initial Capital Contribution” described for that Member on Exhibit A attached to this Agreement at the time and on the terms specified thereon and shall have the initial Sharing Ratio as set forth for such Member on Exhibit A.

5.2 Additional Capital Contributions. No Member shall be obligated to contribute capital in excess of the Initial Capital Contributions (“Additional Capital Contributions”) without unanimous written Member Approval. Any such Additional Capital Contributions shall be made by the Members pro rata in the proportion that each Member’s Sharing Ratio bears to the sum of the Sharing Ratios of all Members, as the same may be adjusted from time to time. Notwithstanding the foregoing, LJC, LLC may from time to time contribute, but shall not be obligated to do so, additional capital to the Company in such amounts as it determines is necessary or convenient for the Company. Such contributions shall not change the Sharing Ratios of the Equity Owners, shall constitute Additional Capital Contributions under this Agreement, including, for the avoidance of doubt Unreturned Capital. If the Manager with the consent of LJC, LLC determines that the Company needs additional funds, but Additional Capital Contributions are not approved by the Members and not made by LJC, LLC, the Company may borrow such funds from any Member, Members, or other Persons, upon such terms and conditions as may be agreed to at that time. No such loan to the Company from a Member shall be deemed to constitute a Capital Contribution to the Company and shall not increase the Capital Account(s) of the Member(s) making the loan.

5.3 Loans by Members to Company. With the consent of LJC, LLC, any Member may loan money to, act as surety for, or transact other business with the Company and, subject to other applicable Law, shall have the same rights and obligations with respect thereto as a person who is not a Member, but no such transaction shall be deemed to constitute a Capital Contribution to the Company and shall not increase the Capital Account of any person engaging in any such transaction.

5.4 No Interest on Capital Accounts. No Member shall be entitled to receive interest on its Capital Account, and none shall be paid.

5.5 No Third-Party Rights. The right of the Company or the Members to require any Additional Capital Contributions under the terms of this Agreement shall not be construed as conferring any rights or benefits to or upon any person not a party to this Agreement or the holder of any obligations secured by a mortgage, deed of trust, security interest or other lien or encumbrance upon or affecting the Company, the Property or any interest of a Member therein or any part thereof.

6. Other Agreements.

6.1 Representations and Warranties.

6.1.1 Each Member represents and warrants to the Company and the Manager that the Member’s acquisition of a Membership Interest under this Agreement is made as principal for the Member’s own account and not for resale or distribution of the Membership Interest. Each Member further agrees that the following legend may be placed on any counterpart of this Agreement, or any other document or instrument evidencing ownership of a Membership Interest:

THE MEMBERSHIP INTEREST REPRESENTED BY THIS DOCUMENT HAS NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS AND THE TRANSFERABILITY OF SUCH INTEREST IS RESTRICTED. SUCH INTEREST MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, NOR WILL ANY ASSIGNEE, VENDEE, TRANSFEREE, OR ENDORSEE THEREOF BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH INTEREST BY THE ISSUER FOR ANY PURPOSES, UNLESS (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO SUCH INTEREST SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR (2) THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION SHALL BE ESTABLISHED TO THE SATISFACTION OF COUNSEL TO THE COMPANY.

THE MEMBERSHIP INTEREST REPRESENTED BY THIS DOCUMENT IS SUBJECT TO FURTHER RESTRICTION AS TO ITS SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT AS SET FORTH IN THE LIMITED LIABILITY COMPANY AGREEMENT AND AGREED TO BY EACH MEMBER. SAID RESTRICTION PROVIDES, AMONG OTHER THINGS, THAT NO INTEREST MAY BE TRANSFERRED WITHOUT FIRST OFFERING SUCH INTEREST TO THE OTHER MEMBERS, AND THAT NO VENDEE, TRANSFEREE, ASSIGNEE, OR ENDORSEE OF A MEMBER SHALL HAVE THE RIGHT TO BECOME A SUBSTITUTED MEMBER WITHOUT THE APPROVAL OF THE UNANIMOUS WRITTEN CONSENT OF THE REMAINING MEMBERS.

6.1.2 Each Member covenants and agrees with the Company for the benefit of the Company and all Members, that (i) it is not currently making a market in Membership Interests and will not in the future make a market in Membership Interests, (ii) it will not Transfer its Membership Interest on an established securities market, a secondary market (or its substantial equivalent) within the meaning of IRC 7704(b) (and any Regulations, proposed Regulations, Revenue Rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published under that Code section, and (iii) in the event those Regulations, Revenue Rulings, or other pronouncements treat any or all arrangements which facilitate the selling of partnership or limited liability company interests and which are commonly referred to as ‘matching services” as being a secondary market or a substantial equivalent, it will not Transfer any Interest through a matching service that is not approved in advance by the Company. Each Member further agrees that it will not Transfer any Membership Interest to any person or entity unless that person or entity agrees to be bound by this Paragraph 6.1.2 and to Transfer the Membership Interest only to persons or entities who or which agree to be similarly bound.

6.2 Member Services and Guaranteed Payments.

6.2.1 Masone. Masone will hold the position of President of Acquisitions. His duties will primarily consist of soliciting acquisition opportunities through the Company’s internal ownership data, calling minerals owners in the Company’s areas of interest so gauge their interest level in a possible sale or lease. In consideration of the services to be performed by Masone as set forth in this Agreement, commencing with the month the actual operation of the Company begins the Company shall pay the sum of One Hundred Sixty-Eight Thousand and 00/100 Dollars ($168,000.00) annually to Masone in equal monthly installments of $14,000. These payments shall constitute “guaranteed payments” as defined in Section 707(c) of the Internal Revenue Code. These payments and amounts may be changed by the Manager with the consent of LJC, LLC.

6.2.2 Wilson. Wilson will hold the position of Chief Executive Officer and Manager, subject to the provisions of Paragraph 11. In consideration of the services to be performed by Wilson as set forth in this Agreement, commencing with the month the actual operation of the Company begins the Company shall pay the sum of Fifty-Eight Thousand Eight Hundred and 00/100 Dollars ($58,800.00) annually to Wilson in equal monthly installments of $4,900. These payments shall constitute “guaranteed payments” as defined in Section 707(c) of the Internal Revenue Code. These payments and amounts may be changed by the Manager with the consent of LJC, LLC.

6.2.3 Josephson. Josephson will hold the position of VP of Land and Title. His duties will primarily consist of running title in the Company’s areas of interest. In consideration of the services to be performed by Josephson as set forth in this Agreement, commencing with the month the actual operation of the Company begins the Company shall pay the sum of Seventy-Two Thousand and 00/100 Dollars ($72,000.00) annually to Josephson in equal monthly installments of $6,000. These payments shall constitute “guaranteed payments” as defined in Section 707(c) of the Internal Revenue Code. These payments and amounts may be changed by the Manager with the consent of LJC, LLC.

6.2.4 New Members. The Manager with the consent of LJC, LLC may provide for guaranteed payments to be made to any new Members admitted to the Company on such terms as the Manager with the consent of LJC, LLC shall determine without the necessity of amending this Agreement.

6.3 Return of LJC, LLC’s Intangible Capital Contribution. In the event the Company is dissolved and liquidated or LJC, LLC’s Interest is redeemed, the Company shall return LJC, LLC’s Intangible Capital Contribution to LJC, LLC and the property’s value for these purposes shall be the value set forth on Exhibit A at the time of contribution.

7. Company Expenses. The Company shall not be obligated and the Members will be solely responsible and obligated for paying and will not be reimbursed by the Company for the following:

(i) salaries, compensation and fringe benefits of officers and directors and employees of the Members or Affiliates; or (ii) overhead expenses of the Members or Affiliates including rent and general office expenses.

8. Capital Accounts.

8.1 In General. A separate capital account shall be maintained for each Equity Owner throughout the term of this Agreement and shall consist of the sum of any contributions of cash or property made by that Equity Owner to the capital of the Company. Each Equity Owner’s Capital Account shall be determined and maintained throughout the full term of the Company in accordance with partnership capital accounting rules contained in Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If in the opinion of the Company’s accountants the manner in which Capital Accounts are to be maintained pursuant to this Agreement should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then Notwithstanding anything to the contrary contained in this Agreement, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Equity Owners. If the Gross Asset Value of the Company assets are adjusted as provided in clauses (A), (B), (D) or (E) of paragraph (2) of the definition of the term “Gross Asset Value” of this Agreement the Capital Accounts of the existing Equity Owners shall be adjusted to reflect such revaluation of the Company assets in accordance with Treasury Regulation § 1.704-1(b)(2)(iv)(f).

8.2 Special Allocations to Capital Accounts and Certain Other Income Tax Allocations. Notwithstanding Paragraph 8.1:

8.2.1 Minimum Gain Chargeback. Notwithstanding any other provision of this Paragraph 8.2, if there is a net decrease in the Company’s minimum gain as defined in Treasury Regulation Section 1.704-2(d) during a taxable year of the Company, then, the Capital Accounts of each Equity Owner shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Equity Owner’s share of the net decrease in Company minimum gain. This Paragraph 8.2.1 is intended to comply with the minimum gain chargeback requirement of Section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company’s minimum gain, the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Equity Owners and it is not expected that the Company will have sufficient other income to correct that distortion, the Equity Owners may in their discretion (and shall, if requested to do so by a Member) seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Treasury Regulation Section 1.704-2(£)(4).

8.2.2 Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, Notwithstanding any other provision of this Article, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Equity Owner who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Equity Owner’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Equity Owner pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) and 1.704-20)(2) of the Regulations. This Paragraph is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

8.2.3 Qualified Income Offset. In the event any Equity Owner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations, which create or increase a Deficit Capital Account of such Equity Owner, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Equity Owner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit Capital Account so created as quickly as possible. It is the intent that this Paragraph 8.2.3 be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

8.2.4 Nonrecourse Deductions. Beginning in the first taxable year in which there are allocations of “nonrecourse deductions” (as described in Section l.704.2(b) of the Treasury Regulations) such deductions shall be allocated to the Equity Owners in the same manner as Net Profit or Losses is allocated for such period.

8.2.5 Member Nonrecourse Deductions. Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) which are attributable to any nonrecourse debt of the Company and are characterized as partner (Member) nonrecourse deductions under Section 1.704-2(i) of the Treasury Regulations shall be allocated to the Equity Owners’ Capital Accounts in accordance with said Section 1.704-2(i) of the Treasury Regulations.

8.2.6 Section 704(c) Allocations. In accordance with Section 704(c)(1)(A) of the Code and Section 1.704-1(b)(2)(i)(iv) of the Treasury Regulations, if a Equity Owner contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for federal income tax purposes (and not for Capital Account purposes), be allocated among the Equity Owners so as to take account of any variation between the adjusted basis of such property to the Company and its fair market value at the time of contribution.

8.2.7 Distributions of 704(c) Property. Pursuant to Section 704(c)(1)(B) of the Code, if any contributed property is distributed by the Company other than to the contributing Equity Owner within seven years of being contributed, then, except as provided in Section 704(c)(2) of the Code, the contributing Equity Owner shall, solely for federal income tax purposes (and not for Capital Account purposes), be treated as recognizing gain or loss from the sale of such property in an amount equal to the gain or loss that would have been allocated to such Equity Owner under Section 704(c) (1)(A) of the Code if the property had been sold at its fair market value at the time of the distribution.

8.2.8 Section 737. In the case of any distribution by the Company to a Equity Owner, such Equity Owner shall, solely for federal income tax purposes (and not for Capital Account purposes), be treated as recognizing gain in an amount equal to the lesser of:

(i) the excess (if any) of (A) the fair market value of the Company Property (other than money) received in the distribution over (B) the adjusted basis of such Equity Owner’s Interest in the Company immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution, or

(ii) the Net Pre-contribution Gain (as defined in Section 737(b) of the Code) of the Equity Owner. The Net Pre-contribution Gain means the net gain (if any) which would have been recognized by the distributee Equity Owner under Section 704(c)(l)(B) of the Code of all Company Property which (1) had been contributed to the Company within seven years of the distribution, and (2) is held by the Company immediately before the distribution, had been distributed by the Company to another Equity Owner. If any portion of the Company Property distributed consists of Company Property which had been contributed by the distributee Equity Owner to the Company, then such Company Property shall not be taken into account under this Paragraph and shall not be taken into account in determining the amount of the Net Pre-contribution Gain. If the Company Property distributed consists of an interest in an entity, the preceding sentence shall not apply to the extent that the value of such interest is attributable to the Company Property contributed to such entity after such interest had been contributed to the Company.

8.2.9 Recapture. All recapture of income tax deductions resulting from sale or disposition of Company Property shall be allocated to the Equity Owner or Equity Owners to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Equity Owner is allocated any gain from the sale or other disposition of such property.

8.3 Curative Allocations. The special allocations of subparagraphs 8.2 (the “Regulatory Provisions”) above are intended to comply with certain regulatory requirements imposed by Treasury Regulations, and are not intended to affect the economic arrangement of the parties as reflected elsewhere in this Agreement. Therefore, notwithstanding any other provision of this Agreement, if and when the Manager determines that the Regulatory Provisions would produce a distortion in the economic arrangement of the parties as determined by reference to the other provisions of this Agreement (and taking into account any reasonably anticipated offsetting allocations pursuant to the Regulatory Provisions), the Manager shall make offsetting allocations to the Equity Owners of income, gain, loss, and deduction which are not subject to the Regulatory Provisions, so that, to the extent possible, the economic arrangement of the parties will not be affected.

8.4 Other Allocation Rules. Solely for purposes of determining a Equity Owner’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Equity Owner’s interests in the Company profits are in proportion to their respective Sharing Ratio in the Company.

8.5 Tax Allocations; Code Section 704(c). Except as otherwise provided in this Paragraph 8.5 each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Equity Owners in the same manner as such items are allocated for book purposes under this Paragraph 8. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Equity Owners so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value). In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement, provided that any items of loss or deduction attributable to property contributed by an Equity Owner shall, to the extent of an amount equal to the excess of (A) the federal income tax basis of such property at the time of its contribution over (B) the Gross Asset Value of such property at such time, be allocated in its entirety to such contributing Equity Owner and the tax basis of such property for purposes of computing the amounts of all items allocated to any other Equity Owner (including a transferee of the contributing Equity Owner) shall be equal to its Gross Asset Value upon its contribution to the Company. Allocations pursuant to this Paragraph 8.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Equity Owner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

8.6 Allocations of Net Profits and Net Losses in Respect of Varying Interests. If the Percentage Interests of any of the Members are adjusted during any fiscal year of the Company (including by reason of a transfer of all or a portion of a Membership Interest by any Member, the admission of a new Member or otherwise), Profits (and items of income or gain) or Losses (and other items of deduction or loss) for such fiscal year shall be allocated between the period prior to such transfer or adjustment and the period following such transfer or adjustment using any method permissible under Code Section 706 and Regulations Section 1.706-1(c)(2)(ii), as selected by the Manager with the Approval of LJC, LLC or LJC, LLC if the this paragraph is being applied to the Manager.

9. Distributions to Equity Owners.

9.1 Distributable Cash. Except as provided in Paragraph 9.4 (relating to tax advances), Paragraph 9.6 (relating to requested distributions) and Paragraph 20.2 (relating to dissolution and liquidation), all distributions of Distributable Cash or other Company Property shall be distributed to the Equity Owners at such times and in such amounts as the Manager determines, and as Approved in advance by LJC, LLC, provided such distribution shall not cause the Company to be unable to meet its financial obligations, and then in the following order and priority:

(a) First, to LJC, LLC an amount equal to the excess, if any, of (i) the cumulative Priority Return from the date of its Capital Contributions to the end of the month prior to such distribution (or such other time period as shall be consistently applied by the Manager in making this calculation) over (ii) the sum of all prior distributions to LJC, LLC pursuant to this Section 9.1.(a); and

(b) Second, to LJC, LLC until its Unreturned Capital has been reduced to zero; and

(c) The balance, if any, to the Equity Owners in accordance with their respective Derivative Sharing Ratios.

9.2 Cash Reserve. The Manager with the Approval of LJC, LLC shall determine from time to time the amount, if any, to retain from cash available for distribution as a cash reserve for the payment of any actual or contingent Company obligations during the current year or any future year and for the replacement or preservation of any Company assets, or any part thereof, during the current or any future year (“Cash Reserve”). The Manager with the Approval of LJC, LLC may increase or decrease the amount of the Cash Reserve.

9.3 Liability of an Equity Owner to the Company. An Equity Owner who receives any distribution shall not be liable to the Company, except to the extent provided by the Act.

9.4 Tax Advances.

9.4.1 As soon as practicable after the close of each calendar quarter, the Manager shall estimate the amount of the Company’s taxable income allocable to each Equity Owner for federal income tax purposes for the period beginning on the first day of the fiscal year through the end of such calendar quarter excluding any amounts payable as a guaranteed payment under this Agreement. Subject to the provisions of Paragraph 9.5, the Company with the Approval of LJC, LLC shall advance to each Equity Owner at such time an amount equal to the excess, if any, of (i) the product of (A) the Applicable Rate multiplied by (B) the Company’s taxable ordinary income or capital gain, as the case may be, estimated to be allocable to such Equity Owner from the beginning of the fiscal year containing such calendar quarter through the end of such calendar quarter over (ii) the total Distributions pursuant to paragraph 9.1 or advances pursuant to this Paragraph 9.4 previously or contemporaneously made to such Equity Owner for the fiscal year containing such calendar quarter. Unless otherwise determined by LJC, LLC and except as provided in paragraph 9.4.2, all advances to Equity Owners pursuant to this Paragraph 9.4 shall be made to the Equity Owners in proportion to their Sharing Ratios. Any advances under this paragraph 9.4 shall be treated as advances against Distributions otherwise payable to the Equity Owners under Paragraph 9.1 or Paragraph 19.2, as the case may be. The Company shall make distributions under this paragraph 9.4 only to the extent of available Distributable Cash.

9.4.2 For purposes of Paragraph 9.4.1, the “Applicable Rate” means 32%. Notwithstanding the foregoing, the Manager, in its sole discretion, may increase or reduce the Applicable Rate with respect to all (but not fewer than all) Equity Owners to take into account changes in the highest combined marginal tax rate on ordinary income, capital gain and self-employment income, as the case may be, federal and state tax rates applicable to such Equity Owner’s state of residence or incorporation, or as otherwise determined by the Manager. Each Equity Owner shall cooperate fully to provide the Manager with the residence or incorporation of all of its individual and corporate direct and indirect owners.

9.4.3 If, pursuant to paragraphs 9.4.1 or 9.5, the Company is unable to make all advances required by this Paragraph 9.4 to be made in any given calendar quarter, then the advance to each Equity Owner shall be reduced in proportion to such Equity Owner’s respective number of Interests. Subject to the provisions of Paragraph 9.4, the amount of such reduction shall be advanced to each such Equity Owner in each succeeding calendar quarter until paid in full; provided, however, that all advances required to made pursuant to this Paragraph 9.4 with respect to a fiscal year shall be made to the Equity Owners no later than April 1 of the succeeding fiscal year.

9.4.4 For the avoidance of doubt, notwithstanding the foregoing, no distributions shall be made under this Paragraph 9.4 for amounts that are taxable as a result of Section 704(c) of the Code or received as guaranteed payments under Section 707(c) of the Code.

9.5 Limitation on Distributions. The Company shall not make a distribution to an Equity Owner to the extent that at the time of distribution, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Equity Owners on account of their Interests and liabilities for which the recourse of creditors is limited to a specific property of the Company, exceed the fair value of the assets of the Company; except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of that property exceeds that liability. For purposes of this Paragraph, the term “distribution” shall not include payments to the extent that the payments do not exceed amounts equal to or constituting reasonable compensation for present or past services or reasonable payments made in the ordinary course of business pursuant to a bona fide retirement plan or other benefits program.

9.6 Requested Distributions. A Member may request and receive a distribution from the Company as provided in this paragraph. A Member may only make the request during the week following the closing of the Company’s financial books and records. The Manager shall advise all of the Members when this request window is open. The Member’s Capital Account balance as of the time the request is made must equal or exceed $300,000. The amount of the requested distribution cannot exceed 10% of the Member’s Capital Account balance as it exists at the time of the request. The requested distribution will be made within 30 business days following receipt of a timely written request for the distribution. The Member’s Capital Account will be reduced by the amount of the distribution. The Manager with the Approval of LJC, LLC shall have the right to implement such other rules and procedures reasonably necessary or convenient to implement this paragraph.

10. Allocations.

10.1 Allocations of Profits. After giving effect to the special allocations set forth in Paragraphs 8.2, 8.3 hereof and subject to Paragraph 10.3, Profits for each Fiscal Year shall be allocated to the Equity Owners as follows:

(a) First, to the Equity Owners, in an amount sufficient to reverse the cumulative amount of any Net Losses allocated to the Equity Owners in the current and all prior Fiscal Years, first pursuant to Paragraph 10.3 (made in the reverse order of such Paragraph), second pursuant to Paragraph 10.2(d) of this Agreement, and third pursuant to Paragraph 10.2(c) of this Agreement, allocated to each Equity Owner in the order of and in proportion to the allocation of such Net Losses to such Equity Owner;

(b) Second, to LJC, LLC until the cumulative amount allocated pursuant to this Paragraph 10.1(b) for the current and all prior Fiscal Years is equal to the cumulative Priority Return of LJC, LLC in the current and all prior Fiscal Years plus the cumulative amount of any Net Losses allocated pursuant to Paragraph 10.2(b) of this Agreement in the current and all prior Fiscal Years (which Net Losses reverse Net Profits allocated under this Paragraph 10. 1(b); and

(c) The balance, if any, to the Equity Owners in accordance with the Derivative Sharing Ratios of the Equity Owners.

10.2 Allocation of Losses. After giving effect to the special allocations set forth in Paragraphs 8.2, 8.3 and subject to Paragraph 10.3 hereof, Losses for any Fiscal Year shall be allocated in the following order and priority:

(a) First, to the Equity Owners to reverse Profits previously allocated pursuant to Paragraph 10.1(c), in the reverse order in which such Profits were previously allocated; and

(b) Second, to LJC, LLC to reverse the cumulative amount of any Profits allocated under Paragraph 10.1(b) in the current and all prior Fiscal Years; and

(b) The balance, if any, to the Equity Owners in accordance with the Derivative Sharing Rations of the Equity Owners.

10.3 Deficit Capital Account Avoidance. No allocations of Loss, deduction and/or expenditures described in Section 705(a)(2)(B) of the Code shall be charged to the Capital Accounts of any Equity Owner if such allocation would cause such Equity Owner to have a Deficit Capital Account. The amount of the Loss, deduction and/or Code Section 705(a)(2)(B) expenditure which would have caused a Equity Owner to have a Deficit Capital Account (the “Excess Losses”) shall instead be charged to the Capital Account of any Equity Owners which would not have a Deficit Capital Account as a result of the allocation, in proportion to their respective positive Capital Account balances, or, if no such Equity Owners exist, then to the Equity Owners in accordance with their Sharing Ratios in Company profits pursuant to Paragraph 10.1. In the event of any such reallocation of Excess Losses, subsequent allocations of Profits (or any item thereof) in an amount sufficient to offset the allocation of such Excess Losses shall be made to the Equity Owners receiving such allocations of Excess Losses prior to any other allocations being made pursuant to Paragraph 1 0.1.

11. Managers.

1 1. 1 Initial Manager. Lindsey Wilson is hereby designated as the Manager of the Company.

11.2 Term. A Manager shall hold office until her resignation or removal as provided in this Agreement.

11.3 Resignation. A Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of the Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

11.4 Removal of Manager. All or any lesser number of the Managers may be removed at any time and for any reason, subject to the terms of any employment agreement, by LJC, LLC.

11.5 Compensation of Manager. Except as otherwise specifically provided herein, the Manager shall not be entitled to any salary or other compensation, unless otherwise determined by the Approval of LJC, LLC.

11.6 Vacancies. Any vacancy occurring in the office of Manager shall be filled by LJC, LLC. Any Manager so appointed to fill a vacancy shall serve the unexpired term of his predecessor in office.

11.7 Management. The business and affairs of the Company shall be managed by its Manager: (i) in accordance with this Agreement, applicable Law, and the Manager’s implied contractual obligation of good faith and fair dealing; (ii) in a manner that does not constitute intentional misconduct, fraud, knowing violation of the Law, gross negligence or reckless conduct; and (iii) subject to the Approval of the Members as provided in Paragraph 13.3. The Manager shall direct, manage and control the business of the Company to the best of the Manager’s ability. Except for situations in which the Approval of the Members is expressly required by this Limited Liability Company Agreement or by non-waivable provisions of applicable Law, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. At any time when there is more than one (1) Manager, any one Manager may take any action permitted to be taken by the Manager, unless the Approval of more than one of the Managers is expressly required pursuant to this Limited Liability Company Agreement or a nonwaivable provision of the Act. In the event the Manager will be temporarily unable or unavailable to perform his duties the Manager may delegate all or part of his power and authority, to one or more Persons by an appropriate writing to that effect.

11.8 Meetings of Managers and Procedures for Taking Action.

11.8.1 Periodic Meetings. If there is more than one (1) Manager, the Managers shall hold meetings either within or without the State of Delaware as they deem reasonable and necessary and no notice shall be required in connection therewith if all Managers are present.

11.8.2 Special Meetings. Special meetings of the Managers may be called at any time by any one or more of the Managers or Members, to be held at the principal offices of the Company or at such other place or places, whether within or outside the State of Delaware, as the Managers may from time to time designate. Notice of special meetings of the Managers shall be given to each Manager by facsimile, telegram, e-mail, letter or personally, not less than five (5) calendar days prior to the meeting.

11.8.3 Procedure for Taking Action. At any time when there is more than one (1) Manager, any action to be taken by the Managers with respect to the Company shall be decided by a majority vote of the Managers. In the event of a dead lock with respect to an issue that reasonably could have a material adverse impact on the Company, the issue shall be submitted to the Members at a special meeting of the Members to be held after notice as provided in this Agreement.

11.8. Indemnification.

11.8.1 Manager Indemnification. Except as provided in Paragraph 11.8.2, to the extent permitted by the Act, the Company, its receiver or its trustee shall indemnify, hold harmless and pay all judgments and claims against the Manager and its successors and assigns (collectively for purposes of this Paragraph 11.8.1 “indemnified persons and individually an “indemnified person”), from any liability, loss or damage incurred by any indemnified person or by reason of any act performed or omitted to be performed by an indemnified person in connection with the business of the Company (the “Action”), including costs and attorneys’ fees (which attorneys’ fees may be paid as incurred) and any amounts expended in the settlement of any claim of liability, loss or damage. However, if such liability, loss or claim arises out of any action or inaction of an indemnified person, the Company shall only be liable to such indemnified person if such indemnified person (a) conducted himself in good faith, (b) is not guilty of gross negligence or willful misconduct, and (c) believed in good faith that such course of conduct was in the best interest of the Company, and provided further, that any such indemnification shall be recoverable only from the assets of the Company and not the assets of any Member.

11.8.2 Limitation on Indemnification. The Company shall not indemnify or advance any expenses to any indemnified person if and to the extent that it is determined that (i) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful; or (ii) the indemnified person actually received an improper personal benefit; and provided, further, that no payments shall be made by the Company to indemnify or advance funds to any indemnified person pursuant to this Agreement (x) with respect to any Action initiated or brought voluntarily by such indemnified person (and not by way of defense) unless (I) Approved or authorized by a Majority Interest, excluding any Interest held by the indemnified person or (II) incurred to establish or enforce such indemnified person’s right to indemnification under this Agreement, or (y) in connection with any Action or claim brought by the Company or involving such indemnified person, if such indemnified person is found liable to the Company on such Action or claim. If the indemnified person is found liable to the Company with respect to one or more, but less than all, claims, issues or matters in a single Action, expenses shall be allocated among such claims, issues or matters on a reasonable and proportionate basis.

11.9 Officers.

11.9.1 Designation and Appointment. The Manager may with the Approval of LJC,, LLC (but need not), from time to time, designate and appoint one or more persons as an officer of the Company. No officer need be a resident of the State of Delaware, a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Manager may, from time to time, delegate to them. The Manager may assign titles to particular officers. Unless the Manager otherwise decides, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Manager; provided, however, that the chief executive officer shall be the highest ranking officer of the Company. Each officer shall hold office until such officer’s successor shall be duly designated and qualified or until such officer’s earlier death or earlier resignation or removal in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Manager.

11.9.2 Resignation; Removal; Vacancies. Any officer (subject to any contract rights available to the Company, if applicable) may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Manager. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Manager with the Approval of LJC, LLC in its discretion at any time; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Manager and shall remain vacant until so filled.

11.9.3 Duties of Officers Generally. The Officers, in the performance of their duties as such, shall owe to the Company and its Members duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

12. Books, Records, Accountings and Reports

12.1 Records. The Company shall continuously maintain, at the principal Company Office, at Company expense, the following:

12.1.1 A current list of the full name and last known business, residence or mailing address of each Member and Manager, both past and present, together with the contribution and share in Profits and Losses of each Member.

12.1.2 A copy of the Certificate of Formation and all Certificates of Amendment thereto.

12.1.3 Copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the three most recent taxable years.

12.1.4 Copies of the original Agreement and all amendments to the Agreement.

12.1.5 Financial statements of the Company for the three (3) most recent fiscal years.

12.1.6 The Company’s books and records for at least the current and past three (3) fiscal years.

12.1.7 Any other records or documents required by the Act or other applicable Law.

12.2 Financial Reports. The Company shall provide the Members with financial statements and such other performance data reports as the Manager shall reasonably determine. These reports shall be for such time period intervals (e.g. monthly, quarterly, annually) as the Manager shall determine. The financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied or such other consistent basis as reasonably determined by the Manager. Neither the Company nor the Manager shall be obligated to cause any financial statements of the Company to be audited by any party unless requested in writing by Members holding a Majority Interest. A copy of such statements and reports shall be distributed to the Members as soon as reasonably possible after they are prepared.

12.3 Tax Returns. The Manager, at Company expense, shall cause federal and state income tax returns for the Company to be prepared and timely filed with the appropriate authorities, and shall provide appropriate schedules K-1 to the Members as soon as reasonably possible after the close of the Company fiscal year.

12.4 Annual Reports. The Manager, at Company expense, shall cause all annual or other periodic reports to be filed with the appropriate agencies as required by Law.

13. Rights, Authority, Powers, Responsibilities, Duties and Services of the Manager.

13.1 Services. The Manager shall provide the following services to the Company:

13.1.1 Supervise the organization of the Company;

13.1.2 Supervise Company management, which includes (i) preparing a Company budget; (ii) establishing policies for the operation of the Company; (iii) causing the Company’s agents or employees to arrange for the provision of services necessary to the operation of the Company (including accounting and legal services and services relating to distributions by the Company); (iv) when necessary or appropriate, approving actions to be taken by the Company; (v) providing advice, consultation, analysis and supervision with respect to the functions of the Company (including decisions regarding the sale or other disposition of Company assets, and compliance with Federal, state and local regulatory requirements and procedures); (vi) executing documents on behalf of the Company; (vii) having a fiduciary responsibility for the safekeeping and use of all funds of the Company, whether or not in the Manager’s immediate possession or control; (viii) making all decisions as to accounting matters; and (ix) voting and exercising any other rights associated with any and all ownership interests in any limited liability companies.

13.2. Authority. In performing the services contemplated by Paragraph 13.1, the Manager shall have all authority, rights and powers conferred by Law and those required or appropriate to the management of the Company business, which, by way of illustration but not by way of limitation, shall, subject only to the provisions of Paragraph 13.3 of this Agreement, include the right, authority and power to cause the Company to:

13.2.1 Acquire, invest in, hold and dispose of real property, interests therein or appurtenant thereto, as well as personal or mixed property connected therewith, including the purchase, lease, development, construction, improvement, maintenance, or sale of such property, at such price, rental or amount, for cash, and upon such terms, as the Manager deems to be in the best interest of the Company;

13.2.2 Maintain a Cash Reserve pursuant to Paragraph 9.2 for normal repairs, replacements, contingencies and related items with respect to the Company Property;

13.2.3 Borrow money and, if security is required therefore, to mortgage or subject any Company investment to any other security device, to obtain replacements of any mortgage or other security device, and to prepay, in whole or in part, refinance, increase, modify, consolidate, or extend any mortgage or other security device, all of the foregoing at such terms and in such amounts as the Manager, in its sole discretion, deem to be in the best interests of the Company.

13.2.4 Acquire and enter into any contract of insurance which the Manager deems necessary or appropriate for the protection of the Company, the Company Property and the Members, for the conservation of Company assets, or for any purpose convenient or beneficial to the Company;

13.2.5 Employ persons, entities, companies or corporations in the operation and management of the business of the Company including, but not limited to, supervisory managing agents, building management agents, insurance brokers, real estate brokers, loan brokers, accountants, and attorneys on such terms and for such compensation as the Manager shall determine;

13.2.6 Prepare reports, statements and other relevant information for distribution to the Members;

13.2.7 Open accounts and deposit and maintain funds in the name of the Company in banks or savings and loan associations which are insured by the Federal Deposit Insurance Corporation (“FDIC”), provided, however, that the Company’s funds shall not be commingled with the funds of any other person or entity, and provided further that amounts deposited in each account shall not exceed the amount insured by the FDIC;

13.2.8 Make or revoke any of the elections required or allowed to be made by the Company under the Code;

13.2.9 Select as its accounting year a calendar year or such fiscal year as is approved by the Internal Revenue Service;

13.2.10 Determine the appropriate accounting method or methods to be used by the Company. The Company intends initially to utilize the cash method of accounting in maintaining its books and records;

13.2.11 Open and maintain any safety deposit boxes; lock boxes and escrow, savings, checking, depository, or other accounts;

13.2.12 Assign, negotiate, endorse and deposit in and to such boxes and accounts any checks, drafts, notes, and other instruments and funds payable to or belonging to the Company;

13.2.13 Withdraw any funds or draw, sign and deliver in the name of the Company any check or draft against funds of the Company in such boxes or accounts; and

13.2.14 Implement additional depository and fund transfer services (including, but not limited to, facsimile signature authorizations, wire transfer agreements, automated clearinghouse agreements, and payroll deposit programs).

13.3 LJC, LLC Approval. No act shall be taken or obligation incurred by the Company or the Manager in connection with any aspect of the Company business or operations unless Approved by LJC, LLC on an item by item basis or one or more general authorizations containing such limitations or requirements as LJC, LLC shall determine from time to time.

13.4 Non-Liability of Manager. The Manager shall not be liable for Company obligations incurred in the ordinary course of business.

13.5 Certificate of Amendment of Certificate of Formation. The Manager shall cause a Certificate of Amendment of Certificate of Formation to be filed in the office of the Delaware Secretary of State within thirty (30) days after the happening of any of the following events:

13.5.1 A change in the name of the Company;

13.5.2 There is a change in the time as stated in the Certificate of Formation for the dissolution of the Company;

13.5.3 The discovery by the Manager of any false or erroneous statement contained in the Certificate of Formation.

13.5.4 The occurrence of any other event for which such a Certificate of Amendment is required by the Act.

14. Meetings, Quorum, Voting Rights and Approvals by the Members.

14.1 No Annual or Regular Meetings. No annual or regular meeting of the Members shall be required. The Members may provide by unanimous written agreement the time and place for holding of regular meetings, without other notice.

14.2 Special Meetings. Special meetings of Members may be called by the Manager or by any Member.

14.3 Place of Meetings. The Members may by unanimous consent designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meetings shall be the principal place of business of the Company. Any action required to be taken at a meeting of the Members, or any action that may be taken at a meeting of the Members, may be taken at a meeting held by means of conference telephone, the Internet or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting.

14.4 Notice of Meetings. Except as provided in Paragraph 14.5, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, by or at the direction of the Members or person calling the meeting, to each Member entitled to vote at such meeting. Such notice shall be delivered as provided in Paragraph 17.

14.5 Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State of Delaware, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

14.6 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, the date on which the notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Paragraph, such determination shall apply to any adjournment thereof.

14.7 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

14.8 Quorum. Attendance at any Member meeting of Members holding a Majority Interest shall constitute a quorum at a meeting of Members except that if a quorum is not in attendance at any meeting, the meeting shall be continued and a notice shall be sent by the Manager to the Members that the business to be conducted will be considered upon reconvening the meeting at a time to be designated in the notice not less than ten (10) days or more than thirty (30) days from the notice date.

14.9 Voting. Voting of any Member may be by written proxy. Voting on all matters shall be weighted based upon the Sharing Ratios held by such Member (e.g. a 2.222% Membership Interest is entitle to 2.222 votes). Unless stated otherwise, all Approvals required shall be determined by the Approval vote of a Majority Interest of the Members.

14.9.1 Company’s Acceptance of Votes. If the name signed on a vote, consent, waiver, proxy appointment, or proxy appointment revocation corresponds to the name of a Member, the Company, if acting in good faith, is entitled to accept the vote, consent, waiver, proxy appointment or proxy appointment revocation and give it effect as the act of the Member. If the name signed on a vote, consent, waiver, proxy appointment or proxy appointment revocation does not correspond to the name of a Member, the Company, if acting in good faith, is nevertheless entitled to accept the vote, consent, waiver, proxy appointment or proxy appointment revocation and to give it effect as the act of the Member if:

14.9.1.1 the name signed purports to be that of an administrator, executor, guardian or conservator representing the Member and, if the Company requests, evidence of fiduciary status acceptable to the Company has been presented with respect to the vote, consent, waiver, proxy appointment or proxy appointment revocation;

14.9.1.2 the name signed purports to be that of a pledgee, beneficial owner or attorney-in-fact of the Member and, if the Company requests, evidence acceptable to the Company of the signatory’s authority to sign for the Member has been presented with respect to the vote, consent, waiver, proxy appointment or proxy appointment revocation;

14.9.1.3 two or more persons are the Member as co-tenants or fiduciaries and the name signed purports to be the name of at least one (1) of the co-tenants or fiduciaries, and the person signing appears to be acting on behalf of all the co-tenants or fiduciaries; or

14.9.1.4 the acceptance of the vote, consent, waiver, proxy appointment or proxy appointment revocation is otherwise proper under rules established by the Company that are not inconsistent with this Paragraph 14.9.

The Company is entitled to reject a vote, consent, waiver, proxy appointment or proxy appointment revocation if the Manager or other agent authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory’s authority to sign for the Member.

Neither the Company nor its Manager nor any agent who accepts or rejects a vote, consent, waiver, proxy appointment or proxy appointment revocation in good faith and in accordance with the standards of this Paragraph is liable in damages for the consequences of the acceptance or rejection.

14.10 Action by Members Without A Meeting. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if a proposed written consent, setting forth the action so taken or to be taken, (i) is sent to all of the Members, (ii) is signed by those Members owning the voting interest required hereunder to Approve or adopt that action, and (iii) is delivered to the Manager to be included in the Company’s permanent records. Unless the written consent specifies that it is effective as of an earlier or later date, action taken under this Paragraph 14.10 will be effective when all of the Members have been provided a copy of the proposed written consent in the manner provided in Paragraph 18, and the Members required to Approve the action have signed the proposed written consent or counterpart thereof. The written consent (which may be signed in one or more counterparts) of the Members under this Paragraph on any matter has the same force and effect as if that matter were voted on at a duly called and constituted meeting of the Members and may be described as such in any document or instrument.

14.11 No Appraisal Rights. Members and Assignees shall not have any Appraisal Rights with respect to their Interests in the Company in connection with any amendment of this Agreement, any merger or consolidation in which the Company is a constituent party to the merger or consolidation, any conversion of the Company to another business form, any transfer to or domestication or continuance in any jurisdiction by the Company, the sale of all or substantially all of the Company’s assets or with respect to any other Company action.

15. Admission, Limitation on Rights, Unapproved Transferees, and Investment Representations.

15.1 Admission of Members. New members may be admitted to the Company by the Manager with the Approval of LJC, LLC on such terms and conditions as determined by the Manager and Approved by LJC, LLC.

15.2 Limitation on Right.

15.2.1 General. No Equity Owner shall have the right or power to: (i) withdraw or reduce his contribution to the capital of the Company except as a result of the dissolution of the Company or as otherwise provided by Law, or (ii) bring an action for partition against the Company.

15.2.2 Covenant Not to Withdraw or Dissolve. Except as otherwise permitted by this Agreement, each Member hereby covenants and agrees not to (a) take any action to file a certificate of dissolution or its equivalent with respect to itself or (b) withdraw or resign, attempt to withdraw or resign from the Company.

15.3 Purchase of Interests from Unapproved Transferees. If, despite the provisions of Paragraph 16.1, any Person acquires an Interest in the Company as the result of an order of a court of competent jurisdiction including, but not limited to, an order incident to divorce, insolvency, or Bankruptcy of a Member, which order the Company is required to recognize, or if a Member makes an unauthorized Transfer of an Interest that the Company is required to recognize, the Interest of the transferee may then be acquired by the Company or the Members upon the following terms and conditions:

15.3.1 Negotiate Purchase Price. The Company may during a period beginning on the first Business Day following the date that it is finally determined that the Company is required to recognize the Transfer and ending twenty (20) Business Days thereafter (the “Negotiation Period”), as between the Company and the transferee at the Company’s sole option, seek to negotiate in good faith with the transferee the price and terms of Transfer. The Company shall seek such negotiations upon the demand of Members holding at least fifty percent (50%) of the then outstanding Interests. If the Company and the transferee are unable to reach agreement prior to the end of the Negotiation Period, ‘then the price or the Transferee’s Interest shall be determined by appraisal in accordance with Paragraph 15.3.2 and the terms shall be as provided in Paragraph 15.3.3.

15.3.2 Appraisal Process. The Company shall select an appraiser. The transferee shall select an appraiser. The two (2) appraisers shall select a third appraiser (the “Third Appraiser”). All appraisers shall be independent, shall be members of the American Society of Appraisers, and shall be experienced in making appraisals of closely held businesses, shall have the following additional qualifications: experienced in making appraisals of businesses similar to the Company. The Third Appraiser shall determine the value of the Company. The appointment of the appraisers shall be made in writing and delivered to the other party within 40 days after the end of the Negotiation Period. If either party fails to timely appoint a qualified appraiser, that party shall be deemed to have waived that right, and the appraisal shall be conducted by the sole qualified appraiser timely appointed who shall be considered the “Third Appraiser” for purposes of this Paragraph. The appraisal shall include adjustments to recognize appropriate valuation discounts, including but not limited to discounts for marketability and lack of control. The purchase price of the transferee’s Interest shall then be the value of the Company as determined by the Third Appraiser less (i) any mortgage or encumbrance on the Company Property or any other Company indebtedness, if not otherwise taken into account by the Third Appraiser in determining the fair market value of the Company, multiplied by the Sharing Ratio of the transferee’s Interest. Each party shall pay the cost of the appraiser selected by them and equally share the cost of the Third Appraiser.

15.3.3 Payment Terms. Unless otherwise mutually agreed between the Company and the transferee, the purchase price shall be paid on the Closing Date in accordance with the following terms. The Company and any Member or Members purchasing any Interest shall pay five percent (5%) of the purchase price on the Closing Date. The remaining amount of the purchase price shall be evidenced by a non-negotiable installment promissory note payable in ten (10) equal annual installments of principal together with interest thereon calculated as provided below, the first annual payment coming due on the date that is one (1) year from the Closing Date, with all subsequent payments coming due on the corresponding date each year thereafter, until fully paid. The interest rate on any note issued pursuant to this Paragraph 15.3.3 shall be at three percent (3%) per annum. If Code Sections 483 and 1274A apply to this transaction, the rate of interest of the purchase money obligation will be fixed at the rate of interest then required by law if higher than the 3% rate. Interest will not be compounded and will be computed on the basis of a 360-day year of 30-day months. If any date upon which a payment is due is not a Business Day, then payment will be due on the next succeeding Business Day. Advance payments or additional payments may be made at any time without penalty, provided that any such payment shall be made on a Business Day.

15.3.4 Company Option. The Company shall have the right but not the obligation (the “Company Option”) during a period beginning upon the first Business Day following the determination of the price and terms (whether by mutual agreement or as provided in Paragraph 15.3.1 and Paragraph 15.3.2) and ending five (5) Business Days thereafter (the “Company Option Period”), to agree to purchase all or any portion of the Interest held by the transferee on the price and terms determined. If the Company desires to exercise the Company Option it must do so by delivering to the transferee and to all Members, prior to the expiration of the Company Option Period, notice of the Percentage Interest that the Company will purchase. Exercise of the Company Option is irrevocable.

15.3.5 Member Option. If the Company declines to exercise the Company Option or exercises the Company Option for less than the entire Interest held by the transferee, LJC, LLC, and each other Member as determined by LJC, LLC, shall have the right but not the obligation (the “Member Options”) during a period beginning upon the first Business Day following expiry of the Company Option Period and ending five (5) Business Days thereafter (the “Member Option Period”), to agree to purchase all or any portion of the Interest held by the transferee and not purchased by the Company on the price and terms determined. Any Member desiring to exercise its Member Option must do so by delivering to the transferee, the Company, and all other Members (other than the Member whose Interest has been subjected to the involuntary Transfer, if applicable) notice of the Percentage Interest that it is willing to purchase prior to the expiration of the Member Option Period. Such notice shall include the duly authorized signature of that Member and shall be deemed to constitute an irrevocable offerto purchase the Percentage Interest specified or any lesser amount determined in accordance with this Paragraph 15.3.

15.3.6 Allocation of Purchased Interest. Each Member exercising a Member Option shall first be allocated the lesser of that Percentage Interest that it agreed to purchase or its pro-rata share of the Percentage Interest held by the transferee and not purchased by the Company. For the purposes of the preceding sentence, a Member’s pro-rata share shall be equal to the Percentage Interest held by the transferee and not purchased by the Company times a fraction, the numerator of which is the Percentage Interest held by that Member, and the denominator of which is the aggregate Percentage Interest held by those Members seeking to purchase all or any portion of the Percentage Interest held by the transferee and not purchased by the Company. If following this allocation, there remains a portion of the Percentage Interest held by the transferee and not purchased by the Company that has not been purchased by the Members (the “Remaining

Percentage Interest”), the Remaining Percentage Interest shall be allocated among those Members that did not receive the full Percentage Interest as to which such Member exercised a Member Option such that each Member is allocated the lesser of that Percentage Interest that it agreed to purchase or its pro-rata share of the Remaining Percentage Interest. For the purpose of the preceding sentence a Member’s pro-rata share of the Remaining Percentage Interest shall be equal to the Remaining Percentage Interest times a fraction, the numerator of which is the Percentage Interest held by that Member, and the denominator of which is the aggregate Percentage Interest held by those Members seeking to purchase all or any portion of the Remaining Interest. This allocation process shall be repeated until there is either no Remaining Interest or no Member Option that has not received an allocation equal to the full Percentage Interest for which such Member Option was exercised.

15.3.7 Closing. Any Transfer affected pursuant to this Paragraph 15.3 shall be held in accordance to Paragraph 20.5.

15.3.8 Voting Rights. Neither the transferee of an unauthorized Transfer nor the Member causing the Transfer will have the right to vote during the prescribed option period or, if the option to purchase is timely exercised, until the sale is actually closed.

15.4 Expulsion of a Member.

15.4.1 In General. A Member shall be expelled from the Company and his Interest purchased by the Company upon demand by LJC, LLC upon a determination that the Member (i) has failed to meet performance standards or other duties and obligations to the Company, whether arising under this Agreement, any other agreement between the Member and the Company, any policy of the Company, applicable law or otherwise, (ii) has committed a felony or other act of or omission involving dishonesty, embezzlement, fraud, misappropriation or other act of moral turpitude, or (iii) has willfully and persistently failed to follow reasonable directives of the Manager and officers to whom the Member reports, or in the case of the Manager reasonable directives from LJC, LLC. The purchase price for such expelled Member’s Interest shall be equal to such Member’s then existing Capital Account to be paid as provided in Paragraphs 20.4 and 20.5.

15.4.2 Return of Guaranteed Payments. If within one year (1) year from the effective date of this Agreement a Member is expelled from the Company or otherwise terminates his or her Interest in the Company, other than as a result of death or total and permanent incapacity, such Member shall return to the Company within 30 days all guaranteed payments made to such Member by the Company.

15.4.3 Setoff. If at any time an Equity Owner (in any capacity) is indebted or otherwise obligated to the Company, the Company may setoff against and deduct from any payments or other amounts due the Equity Owner under this Agreement or under any note issued to the Equity Owner the amount of the indebtedness and other obligations due the Company, and any such setoff shall discharge the Company’s obligations to the extent of the amount of setoff. The existence and amount of any such indebtedness or other obligation of the Equity Owner shall be determined by the Manager with the Approval of LJC, LLC.

15.5 Put Option.

15.5.1 By the Member. Commencing two (2) years from the date of this Agreement any Member may offer the Company the option to buy all of the Interest in the Company owned by such Member (the “Put Option Holder”) at the purchase price equal to such Member’s Capital Account as of the date of the Put Notice (the “Put Option”). The Put Option Holder may exercise this Put Option only by written notice given to the Manager and the other Members (the “Put Notice”). The Company shall accept the Put Option and purchase such Member’s Interest in the Company as provided in Paragraphs 20.4 and 20.5. Allocations of Profits and Losses to the Put Option Holder shall cease as of the date of the Put Notice.

15.2.2 On Death. Following the death of a Member such deceased Member’s legal representative or successor entitled to the deceased Member’s interest in the Company may for the period of 180 days following the date of death offer the Company the option to buy all of the Interest in the Company owned by such deceased Member (the “Put Option Holder”) at the purchase price equal to such deceased Member’s Capital Account as of the date of the Put Notice (the “Put Option”). The Put Option Holder may exercise this Put Option only by written notice given to the Manager and the other Members (the “Put Notice”). The Company shall accept the Put Option and purchase such deceased Member’s Interest in the Company as provided in Paragraphs 20.4 and 20.5. Allocations of Profits and Losses to the Put Option Holder shall cease as of the date of the Put Notice.

15.6 Call Option on Death and Disability. Upon the death or Incapacity of a Member (each a Triggering Event”) the Company shall have the option to buy all, but less than all, of the Interest in the Company owned by the deceased or incapacitated Member at the purchase price equal to such deceased or incapacitated Member’s Capital Account as of the date of the Call Notice (the “Call Option”). The Company may exercise this Call Option only by written notice given to the deceased Member’s legal representative or person legally entitled to such Member’s Interest or the Incapacitated Member, as the case may be, (the “Call Notice”) within 180 days from the date the Company learns of the Member’s death or Incapacity. Notwithstanding the foregoing to the contrary, the Company may assign some or all of its option to purchase an Interest under this Paragraph to the remaining Members on a pro-rata basis or such basis as the Manager with the consent of LJC, LLC may determine or to a third party (the “Option Assignees”). If the Company exercises its option the Company shall purchase such deceased or incapacitated Member’s Interest in the Company as provided in Paragraphs 20.4 and 20.5. Allocations of Profits and Losses to the interest subject to the Call Option shall cease as of the date of the Call Notice. If the Call Option is not exercised by the Company and the Option Assignees, as the case may be, the recipient of the deceased Member’s Interest shall continue as an Assignee unless admitted as a substituted Member as provided in this Agreement.

16. Transfers.

16.1 Restrictions on Transfers. Except as otherwise specifically provided herein, no Equity Owner shall have the right to Transfer all or any part of its Interest.

16.2 Permitted Transfers. Subject to the conditions and restrictions set forth in Paragraph 16.3, an Equity Owner may at any time Transfer all or any portion of his Interest to (a) any other Member, (b) to the Company, (c) upon death to the Equity Owner’s devisees or heirs, or (d) with the Approval of LJC, LLC, it being understood that LJC, LLC can Approve is own Transfers (each a “Permitted Transfer”). Any Transfer to the spouse of a Member who is not already a Member of the Company pursuant to a dissolution of marriage, legal separation, property settlement agreement or any other involuntary transfer shall not constitute a Permitted Transfer under this Agreement.

16.3 Conditions to Permit Transfers. A Transfer shall not be treated as a Permitted Transfer under Paragraph 16.2 hereof unless and until the following conditions are satisfied, unless waived in writing by the Manager with the Approval of LJC, LLC:

16.3.1 Except in the case of a Transfer involuntarily by operation of Law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer. In the case of a Transfer of Interest involuntarily by operation of Law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance reasonably satisfactory to legal counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all reasonable out-of-pocket costs and expenses that it reasonably incurs in connection with such Transfer.

16.3.2 The transferor and transferee, as applicable, shall furnish the Company with (i) a Form W-9 Request for Taxpayer Identification Number and Certification, (ii) sufficient information to determine the transferee’s initial tax basis in the Interest transferred, (iii) the agreement by the transferor and prospective transferee to timely deliver to the Manager information necessary to enable the Company to file Internal Revenue Form 8308 if and as may be required by the Code §6050K and the Treasury Regulations promulgated thereunder, (iv) the proposed transferees delivery of a written certification or other statement to the Company that the prospective transferee is a “United States person” within the meaning of Code §7701(a)(30), and (v) any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interest until it has received such information.

16.3.3 Except in the case of a Transfer of an Interest involuntarily by operation of Law or upon death, either (a) such Interest shall be registered under the Securities Act, and any applicable state securities Laws, or (b) the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to legal counsel to the Company, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable Laws regulating the Transfer of securities.

16.3.4 Except in the case of a Transfer of an Interest involuntarily by operation of Law or upon death, the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to legal counsel to the Company, to the effect that such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

16.3.5 No Transfer of an Interest shall be made except upon terms which would not, in the opinion of counsel chosen by and mutually acceptable to the transferor Member and the other Members, result in the termination of the Company within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(g)(l)(B) and 168(h) of the Code or similar rules to apply to the Company. If the immediate Transfer of such Interest would, in the opinion of such counsel, cause a termination within the meaning of Section 708 of the Code, then if, in the opinion of such counsel, the following action would not precipitate such termination, the transferor Member shall be entitled (or required, as the case may be) (i) immediately to Transfer only that portion of its Interest as may, in the opinion of such counsel, be transferred without causing such a termination and (ii) to enter into an agreement to Transfer the remainder of its Interest, in one or more Transfers, at the earliest date or dates on which such Transfer or Transfers may be effected without causing such termination. The purchase price for the Interest shall be allocated between the immediate Transfer and the deferred Transfer or Transfers pro rata on the basis of the percentage of the aggregate Interest being transferred, each portion to be payable when the respective Transfer is consummated, unless otherwise agreed by the parties to the Transfer. In the case of a Transfer by a Member to another Member, the deferred purchase price shall be deposited in an interest-bearing escrow account unless another method of securing the payment thereof is agreed upon by the transferor Member and the transferee Member(s). In determining whether a particular proposed Transfer will result in a termination of the Company, counsel to the Company shall take into account the existence of prior written commitments to Transfer made pursuant to this Agreement and such commitments shall always be given precedence over subsequent proposed Transfers.

16.4 Right of First Refusal of Sales to Third Parties.

16.4.1 Right of First Refusal. Except with respect to a Permitted Transfer or as provided in Paragraph 16.8, if an Equity Owner other than LJC, LLC desires to accept an offer to sell that Equity Owner’s Interest or to assign or sell that Equity Owner’s interest in profits, losses, and distributions of the Company to any party (a “Third Party”) and a bona fide offer is received by the selling or assigning Equity Owner, the selling or assigning Equity Owner shall submit written notice of the Third Party offer to the Manager and to all Members, which written notice shall include a copy of the offer and shall state (a) the percentage Interest to be sold or assigned; (b) the price (which if not exclusively cash or cash equivalents shall include the fair market value of the consideration proposed); (c) other terms and conditions of the offer; (d) the name and address of the Third Party; and (e) the date of closing (the “Transfer Notice”). For a period of thirty (30) days after receipt of the Transfer Notice, Company shall have the right to purchase all of the Interest offered (i) at the price and on the terms in the Offer; provided, that if the offer price is not to be paid by the Third Party in cash or cash equivalents the Company may make payment in cash of equivalent value. If Company declines to purchase all of the Interest offered, the Manager shall promptly give written notice to the Members of such fact. For thirty (30) days following receipt of such notice from the Manager (the “Second Right of First Refusal Period”), LJC, LLC, and the other Members as determined by LJC, LLC, shall have the right to purchase any of the offered Interest which was not purchased by Company at the price and on the Terms in the Offer; provided, that if the offer price is not to be paid by the Third Party in cash or cash equivalents LJC, LLC and the other Members, as the case may be, may make payment in cash of equivalent value. Notice of an acceptance shall be sufficiently given if, before midnight on the last day of the notice period, it is delivered in person to the offeror or mailed, postage prepaid, to the address of the offeror as stated in the notice. If applicable, and if more than one of the remaining Members wish to purchase, then the offered Interest shall be sold and purchased pro rata based upon the total percentage Interest owned by a purchasing Member to the total percentage Interest owned by all remaining Members desiring to purchase, or as otherwise mutually agreed. If the Company and the Members do not elect to acquire the entire Interest offered, then the selling Equity Owner may proceed to sell or assign the Interest to the Third Party purchaser, but only to the persons or entities and in the manner, at the time, and upon the identical terms and conditions set forth in the notice. If any Member exercises its right of first refusal it may designate a substitute purchaser to avoid the termination of the Company as a partnership for tax purposes if the Member would then have been the sole Member. The closing of any sale of an Interest under this Paragraph 16.4 shall be as provided in Paragraph 20.5

16.4.2 Reasonableness of Restrictions.

16.4.2.1 Each Equity Owner has carefully read and considered the provisions of this Paragraph 16.4, and, having done so, agrees that the restrictions set forth in these Paragraphs are fair and reasonable and are reasonably required for the protection of the interests of the Company and its Equity Members.

16.4.2.2 In the event that, notwithstanding the foregoing, any of the provisions of this Paragraph 16.4 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Paragraph 16.4 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or extent of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

16.5 Prohibited Transfers.

16.5.1 Any purported Transfer of an Interest that is not a Permitted Transfer shall be null and void and of no force or effect whatsoever and the Company shall not recognize such Transfer on its books and records, unless the Members unanimously Approve such Transfer; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Members by unanimous consent, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Interest Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Company.

16.5.2 In the case of a Transfer or attempted Transfer of an Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

16.6 Rights of Unadmitted Assignees. A Person who acquires an Interest but who is not admitted as a substituted Member pursuant to Paragraph 16.7 hereof shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement. The transferee shall be merely an Assignee. No Assignee shall have any voting rights, and each transferring Member’s voting rights, as well as obligations to make Additional Capital Contributions and return distributions as provided in this Agreement, shall remain unchanged as a result of a transfer to an Assignee. If the transferring Member ceases to be a Member, then in that event each remaining Member’s voting rights shall be adjusted in proportion to the sum of all of the remaining Sharing Ratios.

16.7 Admission of Substituted Members. Subject to the other provisions of this Paragraph 16, a transferee of an Interest may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Paragraph 16.7, unless waived in writing by the appropriate party:

(a) The written consent of LJC, LLC, which consent may be given or withheld in the sole and absolute discretion of LJC, LLC;

(b) The Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer;

(c) The transferee of the Interest (other than, with respect to clauses (i) and (ii) below, a transferee that was a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to legal counsel to the Company (and, in the case of clause (iii) below, the transferor Member), (i) make representations and warranties to each nontransferring Member equivalent to those set forth in Paragraph 6.7, (ii) accept and adopt the terms and provisions of this Agreement, including this Paragraph 16, and (iii) assume the obligations of the transferor Member under this Agreement with respect to the transferred Interest. The transferor Member shall be released from all such assumed obligations except (x) those obligations or liabilities of the transferor Member arising out of a breach of this Agreement, (y) in the case of a Transfer to any Person other than a Member or any of its Affiliates, those obligations or liabilities of the transferor Member based on events occurring, arising or maturing prior to the date of Transfer, and (z) in the case of a Transfer to any of its Affiliates, any Capital Contribution or other financing obligation of the transferor Member under this Agreement;

(d) The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the Transferred Interest; and

(e) Except in the case of a Transfer involuntarily by operation of Law, if required by legal counsel to the Company, the transferee (other than a transferee that was a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as legal counsel to the Company reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer.

16.8 Co-Sale Rights/Drag-Along Rights.

1.

16.8.1 Notice of Proposed Sale. If any Member(s) holding sixty percent (60%) or more of all of the Interests (whether one or more Members, a (“Selling Group”)) receives a bona fide written offer (“Purchase Offer”) from a third party to purchase at least sixty percent (60%) of all of the Interests and the Selling Group makes a determination to sell its Interests in accordance with the Purchase Offer (an “Approved Sale”), then the Selling Group shall deliver written notice of such proposed sale to the other Members.

2.

16.8.2 Drag-Along Rights. The Selling Group may cause the other Members to participate in an Approved Sale by delivering a written notice of participation to the other Members in which case the other Members shall receive (in connection with the closing of the purchase) the same per Interest consideration as the Selling Group. Provided that the purchaser is willing to purchase all of the Interests held by the Members, the Members shall fully cooperate with the Selling Group in connection with such Approved Sale and shall take all actions reasonably requested by the Selling Group (including executing and delivering a purchase agreement, on terms similar to those by which the Selling Group will be bound, with the purchaser) in connection with such Approved Sale.

3.

16.8.3 Co-Sale Rights. If the Selling Group does not exercise its rights under Section 16.8.2, then at the option of the other Members (which option shall be exercised by the delivery of a written notice to the Selling Group by such other Members electing to sell in the transaction requesting that the Selling Group include such Members in the sale to the purchaser), the Selling Group shall, in connection with an Approved Sale, use its reasonable efforts to cause the purchaser to purchase the Interests held by such Members on terms and conditions that are identical (proportionate to the interest of the other Members) to those applicable to the Selling Group. Provided that the purchaser is willing to purchase all of the Interests held by the Members, the Members shall fully cooperate with the Selling Group in connection with such sale and shall take all actions reasonably requested by the Selling Group (including executing and delivering a purchase agreement, on terms similar to those by which the Selling Group will be bound, with the purchaser) in connection with such sale. In the event that the purchaser is unwilling to purchase all of the Interests held by the Members electing to sell in the transaction, the other Members electing to sell in the transaction shall be entitled to sell such percentage of Interests to be sold in the transaction as shall equal such Member’s relative ownership of all outstanding Interests in the Company, and the Percentage Interest to be sold by the Selling Group shall be reduce proportionately.

16.9 Transfer to a Member. For the avoidance of doubt, any transfer of an Interest by a Member to a transferee who is already a Member shall, upon compliance with Paragraph 16.2, result in such transferee Member receiving the entire Interest transferred, including, but not limited to all voting rights, other rights to participate in management, if any, rights to information, and a corresponding adjustment to the Sharing Ratios, not just the Economic Interest of the transferor Member. The Interest transferred to the Member shall also be subject to all obligations associated with such transferred Interest.

17. Confidentiality. Each Equity Owner acknowledges that as an Equity Owner of the Company that such Equity Owner has and will be given access to certain proprietary or confidential information concerning the Company and its business, which such Equity Owner received in confidence as a fiduciary of the Company. Each Equity Owner therefore covenants and agrees to regard and preserve as confidential all such information that has been or may be obtained by such Equity Owner as an Equity Owner, Manager and/or officer of the Company. Except as otherwise required by applicable Law, each Equity Owner further covenants and agrees that such Equity Owner will not, during or any time after termination of Equity Owner’s Interest in the Company, without prior written authorization of the Company, disclose to, or make use of for such Equity Owner, or for any other Person, including Affiliates, any confidential information concerning the business, patients, methods, operations, financing or services of the Company.

18. Notices and Offers. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and personally delivered, or sent by overnight courier or certified mail return receipt requested, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy of the telephone conversation or facsimile communication sent by overnight courier or certified mail return receipt requested, charges prepaid and addressed to the address for notice purposes set forth in this Agreement, or to such other address as such Person may from time to time specify by notice to the Company and Members. Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date so delivered. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities, messenger, or overnight delivery service.

19. Competing Transactions and Other Restrictive Covenants.

19.1 Other Businesses; Application of Corporate Opportunity Doctrine. Except as provided in Paragraph 19.2 below, any Member, Manager, Affiliate, and any shareholder, officer, director, trustee or employee thereof, or any person owning a legal or beneficial interest therein, may engage in or possess an interest in any business or venture of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, brokerage and development of real property, provided such business or venture is not competitive with the business of the Company. Neither the Company nor any Member shall have an interest in such other ventures or activities or in the income or proceeds derived therefrom by virtue of this Agreement or the relationship created hereby.

19.2 Corporate Opportunity Doctrine Applicable. The Manager and each Equity Owner (and their Affiliates) may NOT engage, or acquire and retain an interest, in any other future business ventures, transactions, or other opportunities of any kind, nature, or description (independently or with others) wherever located, that are or could reasonably be within the scope of the Company’s Business (each a “Company Opportunity”), until they have: (a) notified the Company and the Equity Owners of the material aspects of the Company Opportunity; and (b) offered (or otherwise make available to) the Company any interest in such Company Opportunity. If the Company does not elect to take advantage of any Corporate Opportunity within sixty (60) days of the notice, then the Manager or an Equity Owner (or any of their Affiliates) may take advantage of such Company Opportunity described in the preceding sentence, either alone or with other Persons (including Entities in which the Manager or that Equity Owner has an interest), and such action will not cause the Manager or that Equity Owner to become liable to the Company or to the Equity Owners for any lost opportunity of the Company.

19.3 Other Restrictive Covenants.

19.3.1 No Competition. For a period of six (6) months after an Equity Owner ceases to be an Equity Owner, such former Equity Owner shall not, in any county in which the Company is then actively producing titles to real properties with mineral interests engage in the Company’s business as it then exists or otherwise compete with the Company in any of its business ventures, directly or indirectly and whether as a proprietor, partner, investor, Shareholder, director, officer, consultant, independent contractor, co-venturer, employer, employee, principal, agent, manager, representative or in any other capacity. The Corporation’s business is presently defined in Paragraph 3.1. The definition of the Corporation’s business may be amended from time to time reflect other disciplines.

19.3.2 No Solicitation. For a period of six (6) months after an Equity Owner ceases to be an Equity Owner, such former Equity Owner shall not directly or indirectly, solicit business from, divert business from, or perform services for or to, any customer of the Company, including any potential customer for which a bid has been or is expected to be submitted by the Corporation.

19.3.3 No Hire. For a period of six (6) months after an Equity Owner ceases to be an Equity Owner, such former Equity Owner shall not, directly or indirectly, solicit for employment or employ any employee of the Company, or any individual who was employed by the Company within the six-month period preceding purchase of such former Member’s Interest.

19.3.4 Proprietary Property.

(i) Definition of Proprietary Property. For purposes of this Agreement, “Proprietary Property” shall mean designs, ideas, discoveries, inventions, improvements, trade secrets, customer lists, techniques, methods, know-how, technical and non-technical data, works of authorship, computer programs, mathematical models, drawings, trademarks and the goodwill symbolized by the trademarks, copyrights, patents and all other matters that are legally protectable or recognized as forms of protected intellectual property, whether or not reduced to practice or to a writing.

(ii) Assignment of Proprietary Property to the Company. Each Member hereby agrees to Transfer and set over, and does hereby Transfer and set over, to the Company, without further compensation, all of his or her rights, title and interest in and to any and all Proprietary Property that he or she either solely or jointly with others, has conceived, made or suggested or may hereafter conceive, make or suggest, (i) resulting from tasks assigned to him or her by the Company or any of its Subsidiaries or (ii) in the course of his employment or other relationship with the Company or any of its Subsidiaries. The assignment of Proprietary Property hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights and the like (“Moral Rights”). To the extent that such Moral Rights cannot be assigned under applicable Law and to the extent the following is allowed under applicable Law, each Member hereby waives such Moral Rights and consents to any action of the Company, any of its Subsidiaries or any Third Party that would violate such Moral Rights in the absence of such consent. Each Member also will endeavor to facilitate such use of any such Moral Rights as the Company or any of its Subsidiaries shall reasonably instruct, including confirming any such waivers and consents from time to time as requested by the Company.

(iii) Works for Hire. Each Member acknowledges that all original works of authorship or other creative works made by him or her (solely or jointly with others) within the scope of his or her employment by the Company or any of its Subsidiaries prior to or following the effective date of this Agreement and that are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). To the extent such original works of authorship or other creative works are not works made for hire, each Member hereby assigns all of the rights comprised in the copyright to the Company.

19.3.5 Acknowledgment. The Members acknowledge that the restrictive covenants contained in this Paragraph 19 are reasonable and necessary to protect the legitimate interests of the Members and the Company and constitute a material inducement to the Members to enter into this Agreement and any applicable employment agreement between the applicable Member and the Company or any of its Subsidiaries and to consummate the transactions contemplated by such agreements and such provisions shall be interpreted and applied to the maximum extent permitted by applicable Law.

20. Termination and Dissolution of the Company.

20.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following: 20.1.1 The determination by LJC, LLC to dissolve and liquidate the Company.

20.1.2 The sale of all or substantially all of the Company’s assets, unless the Members unanimously Approve the continuation of the Company;

20.1.3 The entry of a decree of judicial dissolution; or

20.1.4 As otherwise required by the Act.

20.2 Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Manager shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Manager shall:

(1) Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Manager may determine to distribute any assets to the Members in kind),

(2) Discharge all liabilities of the Company, including liabilities to Members and Assignees who are creditors, to the extent otherwise permitted by Law, other than liabilities to Members and Assignees for distributions, and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Assignees, the amount of such reserves shall be deemed to be an expense of the Company),

(3) Distribute the remaining assets in the following order:

(i) If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members and Assignees shall be adjusted pursuant to the provisions of Paragraph 10 of this Limited Liability Company Agreement to reflect such deemed sale.

(ii) The positive balance (if any) of each Equity Owner’s Capital Account (after giving effect to all contributions, distributions and allocations for all periods) shall be distributed to the Equity Owners, either in cash or in kind, as determined by the Manager(s), with any assets distributed in kind being valued for this purpose at their fair market value as determined pursuant to Paragraph 20.2(b)(3)(i). Any such distributions to the Equity Owners in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section l.704-l(b)(2)(ii)(b)(2) of the Treasury Regulations.

(c) Notwithstanding anything to the contrary in this Limited Liability Company Agreement, upon a liquidation within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Treasury Regulations, if any Equity Owner has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Equity Owner shall have no obligation to make any capital contribution, and the negative balance of such Equity Owner’s Capital Account shall not be considered a debt owed by such Equity Owner to the Company or to any other person for any purpose whatsoever.

(d) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(e) The Manager shall comply with any applicable requirements of applicable Law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

20.3 Rules Regarding Dissociation.

20.3.1 The death, retirement, resignation, removal, withdrawal, expulsion, or the occurrence of any other event which terminates the continued membership of a Member in the Company shall constitute a “Dissociation”. A Dissociation shall not constitute a dissolution or result in the termination and winding up of the Company, but shall instead be subject to the provisions of this Paragraph.

20.3.2 If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his property, the Member’s executor, administrator, guardian, conservator, or other legal representative (“Successor”) may exercise all of the Member’s rights for the purpose of settling his estate or administering his property, provided, however, that for purposes of this Agreement, the Successor shall not be considered a Member and shall have no right to vote, approve or consent to any matter pursuant to such provisions and shall constitute an Assignee.

20.4 Payment of Purchase Price. Except as otherwise provided in this Agreement (e.g. Paragraph 15.3), the purchase price of any Interest purchased pursuant to this Agreement shall be paid in cash, or by certified or cashiers check, at the closing specified in Paragraph 20.5, or, at the option of the Company or the purchasing Member or Members, as the case may be, as follows:

20.4.1 5% Down Payment . The total purchase price shall be paid as follows: five-percent (5%) of the purchase price shall be paid at closing with the remaining balance of the purchase price to be paid in eight (8) equal annual installments of principal and interest. This installment obligation will be evidenced by a promissory note containing the terms specified in Paragraph 20.4.2. The first installment payment will be due one (1) year after the closing date set forth in Paragraph 20.5.

20.4.2 Terms of the Installment Note. The installment note specified in Paragraph 20.4.1 shall be in the amount of the difference between the total purchase price and any down payment required to be made at the closing, if any. The note shall bear interest at 3% or at such greater minimum rate, established pursuant to Sections 483 and 1274 of the Internal Revenue Code, necessary to avoid any imputed interest or original issue discount being attributed to the Selling Member. The note shall provide that the maker shall have the privilege at any time to prepay without penalty all or any part of the balance due on the note with interest to the date of prepayment. Partial prepayments shall be applied to the last maturing installments in inverse order. The note shall be secured by a pledge of the Interest being purchased or other security acceptable to all parties.

20.5 Closing.

20.5.1 In General. The closing of the sale shall be held at the Company’s principal place of business (or at such other place as the selling Member and the purchasing Member or the Company (the “Purchaser”) may in writing agree) no later than thirty (30) days after the purchase price is determined. If this date is a Saturday, Sunday, or Holiday, then the closing shall be held on the first business day thereafter. At the closing the Purchaser shall deliver to the selling Member or Members (the “Seller”) the cash amount of the purchase price by certified or bank cashier’s check, payable to the order of the Seller together with the promissory note for the balance, if applicable.

The Seller shall deliver to the Purchaser:

(i)	a duly executed assignment for all the Membership Interests that are to be purchased;

(ii)

a certificate, dated as of the closing date, containing a representation and warranty that on the closing date the Seller has transferred, or caused to be transferred, to the Purchaser good and marketable title to all the Membership Interests in question, free and clear of all claims, equities, liens, charges, and encumbrances; and

(iii)	such other documents as shall reasonably be requested by the Company.

20.5.2 Power of Attorney. In connection with any purchase or sale of a Membership or Assignee Interest, each Member and Assignee irrevocably appoints the Company as his attorney-in-fact for the purpose of executing any and all documents in his name for the purpose of completing such a purchase or sale. This is a power coupled with an interest and shall not terminate upon the death or disability of a Member or Assignee.

20.6 No Personal Liability. Each Member shall look solely to the assets of the Company for all Distributions with respect to the Company and its Capital Contributions thereto and its share of Profits or Losses thereof, and shall have no recourse therefor (upon dissolution or otherwise) against each other. In addition, no Member shall be obligated to restore any negative Capital Account balance of the Member with respect to the Company.

20.7 Certificate of Cancellation. Upon the dissolution of the Company for any reason and the completion of the winding up of the Company, the Manager shall cause a certificate of cancellation of the Certificate of Formation to be filed in the office of the Secretary of State of the State of Delaware.

20.8 No Action for Dissolution. The Equity Owners acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Equity Owner should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Paragraph 20.1. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Interests of all Equity Owners. Accordingly, except where the Manager has failed to liquidate the Company as required by Paragraph 20.2 and except as specifically provided in Section 18-802 of the Act, each Equity Owner hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.

21. Partnership Audit Rules.

21.1 The Members acknowledge that Section 1101 of the Bipartisan Budget Act of 2015 (the “Bipartisan 2015 Act”) repeals the existing partnership audit rules in Subchapter C of Chapter 63 of the Code and replaces them with a new partnership audit and tax collection system that, subject to certain exceptions, will impose liability for federal income tax (as well as penalties, additions to tax and interest) attributable to an adjustment to the Company’s income, gain, loss, deduction and credit (and any Member’s distributive share thereof) on the Company rather than its Members. All Section references in this Paragraph 21 are to the partnership audit provisions of Subchapter C of Chapter 63 of the Code as amended by the Bipartisan 2015 Act and in effect for any relevant Company taxable year (such provisions, together with applicable Treasury Regulations and other IRS guidance, are referred to herein as the “New Audit Rules”). As used below, the term “reviewed year” means the Company’s taxable year to which the item being adjusted relates, and the term “adjustment year” means the Company’s taxable year (i) in which a decision of a court becomes final in a petition for readjustment proceeding brought under Section 6234 of the Code, (ii) in which a request for administrative adjustment is made by the Company under Section 6227 of the Code, or (iii) in any other case, in which a notice of final partnership adjustment is mailed under Section 6231 of the Code.

21.2 Unless directed to do otherwise by LJC, LLC, the Company shall (i) if eligible, elect to have the New Audit Rules not apply to the Company and (ii) not elect to have the New Audit Rules apply to the Company before their general effective date under the Code.

21.3 The Company designates itself as the partnership representative (the “Company Representative”) under Section 6223 of the Code. The Manager with the Approval of LJC, LLC shall from time to time appoint the “Designated Individual”, as defined in the applicable Treasury Regulations, to act on the Company Representative’s behalf. The initial Designated Individual is set forth on Exhibit 21.3. Subject to the provisions of this Paragraph 21, the Company Representative shall have all of the powers and authority of a partnership representative under the New Audit Rules and shall represent the Company. The Company Representative shall provide to the Members prompt notice of any communication to or from, or agreements with, any federal, state, or local tax authority regarding any Company tax return or other Company tax matter, including a summary of the provisions thereof.

21.4 Notwithstanding anything contained herein to the contrary, the Company Representative is hereby authorized, only with the consent of the Members by a Super Majority Approval, and required if so instructed by the Members by a Super Majority Approval, to take the following actions or inactions at the Company’s cost: (i) make any elections or decisions under the New Audit Rules, including without limitation, with respect to any IRS examination of the Company commenced under Section 6231(a) of the Code, (ii) conduct or make any decision to initiate any administrative or judicial proceedings involving the Company under the New Audit Rules, (iii) make a request for administrative adjustment with respect to the Company under Section 6227 of the Code, (iv) file a petition for readjustment under Section 6234 of the Code (including choice of judicial forum) with respect to an FPAA, (v) appeal an adverse judicial decision, (vi) make any decision regarding the compromise, settlement or dismissal of any such proceedings and (vii) any such other actions or inactions which are similar to or otherwise described in Paragraph 21 of this Agreement.

21.5 With respect to any audit of the Company, the Company Representative shall cause the Company to make a timely election under Section 6226(a)(l) of the Code (a “Push-Out Election”) with respect to any imputed underpayment for the reviewed year or years. After such Push-Out Election is made, the Company shall timely furnish to the IRS and each person that was a Member of the Company during the reviewed year to which such underpayment relates a statement (the “Section 6226 Statement”) of such Member’s share of any adjustment to income, gain, loss, deduction or credit for the reviewed year, as determined in the FPAA. To the extent the Members’ respective shares of such adjustments are not determined in the FPAA, the Manager shall determine such shares based on the allocations described in this Agreement for the reviewed year, which determination shall be made in the reasonable discretion of the Manager. Each Member receiving a Section 6226 Statement with respect to a reviewed year shall timely report and pay such Member’s tax liability imposed by the Code for the Member’s taxable year that includes the date on which the Section 6226 Statement was furnished to the Member, which tax liability shall include the “adjustment amounts” described in Section 6226(b)(2) of the Code, including interest determined in the manner and at the underpayment rate specified in Section 6226(c)(2) of the Code and any applicable penalties and additions to tax (which are determined at the Company level under Sections 6221(a) and 6226(c)(l) of the Code but imposed on the Members). Each such Company shall timely provide to the Company such evidence as the Manager shall reasonably require to establish the Member’s compliance with the requirements of Section 6226 of the Code.

21.6 If for any reason the Company is liable for any tax, imputed underpayment, interest or penalty as a result of any audit under the New Audit Rules (collectively, “Partnership Audit Payments”), then:

(i) Each person who was a Member during any portion of the reviewed year (including, without limitation, former Members) shall indemnify and pay the Company an amount equal to such Person’s proportionate share of such liability, based on the amount each such Person should have borne (computed at the tax rate used to compute Company’s liability) had the Company’s tax return for such taxable year reflected the audit adjustment, and the expense for the Company’s payment of such Partnership Audit Payments shall be specially allocated to such Persons (or their successors) in such proportions. Notwithstanding the foregoing, such apportionment of liability shall also take into account the extent to which the Company’s imputed underpayment was modified by adjustments under Section 6225(c) of the Code (to the extent approved by the IRS) and attributable to (A) a particular Member’s tax classification, tax rates, tax attributes, the character of tax items to which the adjustment relates, and similar factors, or (B) the Member’s filing of an amended return for the Member’s taxable year that includes the end of the Company’s reviewed year and payment of required tax liability in a manner that complies with Section 6225(c)(2) of the Code. To the extent an imputed underpayment results from the reallocation of the distributive share of any Company tax item from one Member to another, the Member(s) whose shares of any item of income or gain are increased, or whose shares of any item of loss, deduction or credit are decreased, shall be treated as bearing the economic burden of such imputed underpayment.

(ii) The Manager shall, in consultation with the Accountants, determine a tentative apportionment of the Partnership Audit Payments among the Member and former Member and shall notify such Persons as soon as reasonably practicable of its determination and the facts and analysis supporting such determination. Each such Member or former Member shall have 30 days to object to such apportionment and propose an alternative basis of apportionment or adjustment thereto and the basis therefor. The Manager shall then determine a final apportionment in its reasonable discretion and shall, as soon as reasonably practicable thereafter, deliver a Notice to all applicable Persons of such determination after which each such Person shall remit any amounts due to the Company within 15 days thereafter.

(iii) The Company, at the direction of the Manager, shall apply any distributions, fees or other amounts payable under this Agreement to any Member or any Affiliate of such Member to offset any payments due to the Company from such Member pursuant to this Paragraph 21.6.

21.7 The provisions of this Paragraph 21 shall survive the termination or dissolution of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members for as long of a period of time as is necessary to resolve with any taxing authorities any and all matters regarding the United States federal income tax matters of the Company, its Member or former Members.

21.8 The Members hereby Consent to any amendments to this Paragraph 21 that the Manager determines are reasonably necessary and appropriate to address additional guidance provided in Treasury Regulations or other IRS guidance relating to the New Audit Rules, or to take into account subsequently enacted amendments to the New Audit Rules.

22. Miscellaneous.

22.1 Dispute Resolution.

22.1.1 In the event of a dispute under or arising out of this Agreement, the parties hereto agree to participate in good faith in a mediation of the dispute before a mediator as a precondition to seeking other relief. In the event the parties are unable to agree on the selection of the mediator, a mediator selected by the Judicial Arbiter Group in Denver, Colorado, or its successor, shall serve as mediator. Unless otherwise mutually agreed, the mediation shall take place in the Denver, Colorado metropolitan area.

22.1.2 If a controversy or claim arises out of this Agreement that cannot be solved by mediation, or if a Member or Manager fails to act in good faith and in the best interest of the Company when considering a matter which requires a Member’s or the Manager’s consent under this Agreement, any Member may seek appropriate legal relief.

22.2 Specific Performance; Injunctive Relief. The Members acknowledge that the Company and the Members would. be damaged irreparably arid would have no adequate’ remedy of Law if any provision of this Agreement is not performed in accordance with its specific terms. Accordingly, the Company and each Member is entitled to injunctive relief to prevent or remedy breaches of this Agreement and to enforce specifically the terms and provisions hereof, without having to prove the inadequacy of any remedy that maybe available at Law or being required to post bond or other security.

22.3 Cumulative Remedies. Each right, power, and remedy that is provided herein (or which exists in Law) is in addition to every other right, power, or remedy that each party hereto may have.

22.4 Legal Fees and Expenses. In any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, or the breach thereof, the party who prevails or substantially prevails shall be entitled to recover from the losing party, in addition to any other relief, reasonable expenses, attorneys’ fees and costs actually incurred.

22.5 Amendments.

22.5.1 Procedure. Any Manager or Member may propose amendments to this Agreement. Following such proposal, the Manager shall submit to the Members a verbatim statement of any proposed amendment, providing that counsel for the Company shall have approved of the same in writing as to form. The Manager shall seek the Approval of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives Approval by Members holding a Majority Interest.

22.5.2 Limitations. Notwithstanding Paragraph 22.5.1 hereof,

(i) No amendment may be made to this Agreement that would disproportionately divest or diminish the rights of, or otherwise disproportionately disadvantage or unfairly discriminate against any Equity Owner with respect to that Equity Owner’s Interest in relation to other Interests having similar rights (“Unfair Discrimination”), or increase the liabilities or obligations of any Equity Owner to the Company or third parties, including, but not limited to any governmental agency, in a material manner, without the Approval of that amendment by each Equity Owner who would be so adversely affected by it. Amendments to this Agreement that, for example, result in (a) the issuance of new Interests (including a new class of interests or other equity interests) which may dilute an Equity Owner’s Interest in the Company, or (b) adverse tax consequences to one or more Equity Owners but not other Equity Owners (or results in disproportionately adverse tax consequences to one or more Equity Owners) due to their particular tax situation, are not to be deemed to Unfairly Discriminate against, or increase the liabilities or obligations of, the adversely affected Equity Owner(s).

(ii) This Agreement may be amended by the Manager, without the consent of any of the Members to: (A) add to the representations, duties, or obligations of the Manager, or surrender any right or power granted to the Manager in this Agreement, for the benefit of the Members; (B) cure any ambiguity, typographical error, incorrect reference or other scrivener’s error, to correct or supplement any provision hereof that may be inconsistent with any other provisions hereof, or to make any other provision with respect to matters or questions arising under this Agreement not inconsistent with the intent of this Agreement; (C) change any provision of this Agreement required to be so changed by the staff of the Securities and Exchange Commission or other federal agency, or by a state “Blue Sky” commissioner or similar official, which change is deemed by such commissioner, agency, or official to be for the benefit or protection of the Members, and (D) any changes made necessary by the issuance of additional Interests that are not covered by this Agreement, provided that no amendment shall be adopted pursuant to this Paragraph 22.5.2(ii) unless the adoption thereof is for the benefit of, or not adverse to, the interests of the Members and does not violate Paragraph 22.5.2(i) hereof.

22.5.3 Agreement to Execute. Each Member agrees to promptly execute all properly adopted amendments to this Agreement and each other document relating thereto that the Manager deems appropriate for the Company to comply with the laws of the State of Delaware.

22.5.4 Actions Authorized Under This Agreement. Any action taken by the Manager or the Members that is otherwise authorized hereunder is not to be treated as an amendment to this Limited Liability Company Agreement requiring the Approval of the Members under this Paragraph 22.5.

22.6 Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart.

22.7 Heirs, Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective Members.

22.8 Severability. In the event any sentence or paragraph of this Agreement is declared by a court of competent jurisdiction to be void, such sentence or paragraph shall be deemed severed from the remainder of the Agreement and the balance of the Agreement shall remain in full force and effect.

22.9 Headings. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision hereof.

22.10 Construction. Whenever required by the context hereof, the singular shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders, and vice versa; and the word “person” shall include a corporation, partnership, form or other form of association.

22.11 Application of Delaware Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware and the Act.

22.12 Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, express or implied, oral or written.

22.13 Interpretation of Agreement. Each party acknowledges that such party, either directly or through such party’s representatives, has participated in the drafting of this Agreement, and any applicable rule of construction that ambiguities are to be resolved against the drafting party should not be applied in connection with the construction or interpretation of this Agreement.

22.14 Electronic Delivery. Executed copies of this Agreement may be delivered by telecopy, email or other electronic means and, upon receipt, will be deemed originals and binding upon the parties hereto, regard less of whether originals are delivered thereafter.

[Signature page follows on next page]

[Signature page to Phoenix Capital Group Holdings, LLC Operating Agreement]

Executed effective as of the date first set forth above.

Lion of Judah Capital, LLC

By:	/s/ Daniel Ferrari, by Charlene Ferrari, POA
Manager
Address for Notice Purposes:
1983 Water Chase Dr
New Lenox, IL 60451

/s/ Adam Josephson
Adam Josephson
Address for Notice Purposes:
1350 N. Grant St., Apt 404
Denver, CO 80203

/s/ Christie Masone
Christie Masone
Address for Notice Purposes:
7328 Arco Iris Lane
Castle pines, CO 80108

/s/ Lindsey Wilson
Lindsey Wilson
Address for Notice Purposes:
5844 E. 122nd Pl.
Brighton, CO 80602

EXHIBIT A

TO THE

LIMITED LIABILITY COMPANY AGREEMENT OF

PHOENIX CAPITAL GROUP HOLDINGS, LLC

Name	Initial Capital Contribution[1]		Initial Sharing Ratio
Lion of Judah Capital, LLC	$1,100,000	[2]	64.0%
Adam Josephson	$0.00		9.0%
Lindsey Wilson	$0.00		9.0%
Christie Masone	$0.00		18.0%

	$1,100,000		100%

1.

The amount of a Member’s Initial Capital Contribution will be the amount of their initial Capital Account under this Agreement. Those members contributing $0.00 initial capital will treated as having received a “profits interests” as that term is used in Revenue Procedure 93-27, as clarified by Revenue Procedure 2001-43.

2.	Lion of Judah Capital, LLC’s initial capital contribution consists of $100,000 of cash and the following intangible property valued at $1,000,000:

Drilling Title Opinions, Division Order Title Opinions, Indexes, and Mineral Ownership Spreadsheet/ Reports that were producer prior to January 1, 2019. This data covers the states of North Dakota, Montana, Wyoming, and Colorado (referred to in this Agreement as “LJC, LLC’s Intangible Capital Contribution”).

Exhibit 21.3

Designated Individual

LIMITED LIABILITY COMPANY AGREEMENT

OF

PHOENIX CAPITAL GROUP HOLDINGS, LLC

Effective April 23, 2019

THE MEMBERSHIP INTERESTS DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, THE DELAWARE SECURITIES ACT OR THE SECURITIES LAWS OF ANY OTHER STATE. SUCH MEMBERSHIP INTERESTS MAY NOT BE TRANSFERRED UNLESS REGISTERED UNDER APPLICABLE SECURITIES LAWS OR UNLESS THE TRANSFER IS EXEMPT FROM SUCH REGISTRATION. THE COMPANY MAY REQUIRE SUCH EVIDENCE AS THE COMPANY DEEMS APPROPRIATE TO CONFIRM THAT ANY PROPOSED TRANSFER COMPLIES WITH SUCH REQUIREMENTS. THE COMPANY IS NOT OBLIGATED TO REGISTER ANY OF SUCH MEMBERSHIP INTERESTS OR TO MAINTAIN ANY INFORMATION ABOUT THE COMPANY PUBLICLY AVAILABLE.

FIRST AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

PHOENIX CAPITAL GROUP HOLDINGS, LLC

This First Amendment (this Amendment) to the Limited Liability Company Agreement of Phoenix Capital Group Holdings, LLC is entered into effective as of April 23, 2019.

RECITALS

Phoenix Capital Group Holdings, LLC, a Delaware limited liability company (the “Company”), and its Members, are currently governed by the Limited Liability Company Agreement of Phoenix Capital Group Holdings, LLC, effective as of April 23, 2019 (the “Oprating Agreement”).

Paragraph 22.5 of the Operating Agreement provides that the Operating Agreement may be amended with the Approval by the Members holding a Majority Interest; provided, however, no amendment may be made that would constitute “Unfair Discrimination”, as defined in Paragraph 22.5, against an Equity Owner, without such Equity Owner.

The Manager and the Members wish to amend the Operating Agreement to provide for the issuance of Economic Interests, Profits Interest and amend certain other provisions of the Operating Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein the Members and the Manager hereby agree as follows:

1. Recitals. The Recitals set forth above are incorporated herein by reference.

2. Amend Paragraph 2. Paragraph 2 of the Operating Agreement is amended by inserting the following new definitions in the appropriate alphabetical order:

“Award Agreement” means that certain written agreement between the Company and a Person providing for the issuance of Interests in the Company subject to such terms and conditions as set forth in such agreement and the terms of this Agreement to the extent not inconsistent.

“Profits Interest” refers to Units issued pursuant to the terms of this Agreement to a Person in exchange for services rendered or to be rendered to or for the benefit of the Company in a member capacity or in anticipation of being a member that would not give such Person a share of the proceeds if the Company’s assets were sold at fair market value and then the proceeds were distributed in complete liquidation of the Company all determined at the moment such Units are issued and as that term is used in Revenue Procedure 93-27, as clarified by Revenue Procedure 2001-43.”

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“Unvested Profits Interest” means any Profits Interest that have not yet become vested under the terms of the Award Agreement or other agreement pursuant to which such Interest was issued.

3. Amend Paragraph 5. Paragraph 5 of the Operating Agreement is amended by deleting the existing Paragraph 5 and adding the following new Paragraph 5 in its place:

“5. Company Capital and Interests

5.1 Authorized Interests. The authorized Interests of the Company shall consist of such Membership Interests and Economic Interests as may be issued from time to time by the Company as designated by the Manager with such Approvals as may be required by this Agreement.

5.2 Interests.

5.2.1 In General. Except as otherwise provided in this Agreement or an applicable Award Agreement, each holder of a Membership Interest shall be entitled to vote as provided in Paragraph 14.9 as to all matters that come before the Members for a vote, other than matters specifically subject to vote solely by holders of one or more other classes or series of Interests. Except as otherwise provided in this Agreement or an applicable Award Agreement the holders of the Equity Interests shall be entitled to distributions of Distributable Cash as provided in Paragraph 9.1 when, as and if declared by the Manager out of funds legally available therefore, and upon any liquidation, dissolution or winding up of the Company, any of the Company’s net assets available for distribution shall be distributed as provided in Paragraph 20.2 in accordance with each Equity Owner’s respective rights.

5.2.2 Profits Interests. The Company may from time to time at the discretion of the Manager issue Profits Interests following the formation of the Company, either in the form of a Membership Interest or an Economic Interest, to management personnel, consultants and others in exchange for services rendered or to be rendered to the Company or its subsidiaries, subject to such voting rights vesting provisions, a repurchase option and such other terms as the Manager shall determine as set forth in the Award Agreement. No holder of a Profits Interest shall initially have a balance in its Capital Account with respect to any Profits Interest issued to such person. The Manager shall have discretion to determine the procedure to ensure such Profits Interests comply with tax requirements for Profits Interests, such as booking up capital accounts or using a “benchmark value concept”. The name of each Profits Interest Owner, the designation of that Equity Owner as either a Member or an Economic Interest Owner, the amount of the Capital Contribution made by that Profits Interest Owner, and the Percentage Interest owned by such Profits Interest Owner shall be set forth on Exhibit A, as amended from time to time. Any grantee of Profits Interests in accordance with this Paragraph 5.2.3 shall be admitted as a Member or Economic Interest Owner of the Company upon execution of such documents and agreements as the Manager may require.

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5.2.3 Additional Classes of Interests Authorized. The Manager with such Approvals as may be required by this Agreement is authorized to cause the Company to issue additional Interests, in one or more classes or one or more series of such classes, which classes or series shall have, subject to the provisions of applicable Law, such rights, designations, preferences and limitations as may be fixed by the Manager and set forth in a certificate (“Certificate of Designations”) delivered to each of the Members. To the extent a class or series of Units are designated and such designation requires the filing of an amendment to the Certificate of Formation, the Manager shall herein be vested with the authority to amend the Certificate of Formation without further approval, consent or vote of any of the Members. Among other things, the Certificate of Designations shall address: (i) the Capital Contribution to be required by each such class or series; (ii) the allocation of Profits or Losses to each such class or series; (iii) the right of each such class or series to share in distributions; (iv) the rights of each such class or series upon dissolution and liquidation of the Company; (v) the price at which, and the terms and conditions upon which, each such class or series of Interests may be redeemed by the Company, if any such class or series is so redeemable; (vi) the rate at which, and the terms and conditions upon which, each such class or series may be converted into another class or series of Units; and (vii) the right of each such class or series to vote on, or take action with respect to, Company matters, including matters relating to the relative rights, preferences, and privileges of such class or series, to the extent permitted by applicable Law, if any such class or series is granted such voting rights. Any Interests so issued may have equal, superior or inferior rights and preferences to any and all Interests then outstanding, and may be issued without the vote or consent of any Member. Any purchaser of new or additional Interests in accordance with this Paragraph 5.2.3 shall be admitted to the Company as a Member or Economic Interest Owner upon the execution of such subscription and other documents as the Manager may require and upon receipt of the purchaser’s Capital Contribution.

5.2.4 Changes to Exhibit A. If any of the information contained in Exhibit A changes, the Manager, without any further approval by the Members, shall promptly cause (A) Exhibit A to be amended and restated to reflect those changes and the date as of which those changes are to be effective and (B) a copy of the revised Exhibit A to be distributed to each Member and to be attached to this Agreement in substitution of the superseded schedule. The failure, however, of the Manager to take any of the foregoing actions will not prevent the effectiveness of, or otherwise affect the underlying adjustments that would be reflected on, the amended and restated Exhibit A.

5.2.5 Preemptive Rights. Members shall only have such preemptive rights to acquire additional or newly created Interests of the Company as is determined in the discretion of the Board.

5.2.6 Securities Act Considerations. Paragraph 5.2.2, together with any Award Agreements pursuant to which Profits Interests may be issued, and any related equity incentive plans which may be adopted by the Company, are intended to qualify as a compensatory benefit plan within the meaning of Rule 701 promulgated under the Securities Act, and the issuance of any Profits Interests pursuant to this Paragraph 5.2 is intended to qualify for the exemption from

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registration under the Securities Act provided by Rule 701 promulgated under the Securities Act; provided that the foregoing shall not restrict or limit the Company’s ability to issue any Profits Interests pursuant to any other exemption from registration under the Securities Act available to the Company. The Manager may elect to subject the Profits Interests and any issuance thereof, and any applicable Award Agreements, to the terms and conditions of any other equity incentive plan of the Company or any of its Subsidiaries, consistent with the terms of this Agreement.

5.3 Initial Capital Contributions. Each Equity Owner has made the “Initial Capital Contribution” described for that Equity Owner on Exhibit A attached to this Agreement at the time and on the terms specified thereon and shall have the initial Sharing Ratio as set forth for such Equity Owner on Exhibit A.

5.4 Additional Capital Contributions. No Equity Owner shall be obligated to contribute capital in excess of the Initial Capital Contributions (“Additional Capital Contributions”) without unanimous written Equity Owner Approval. Any such Additional Capital Contributions shall be made by the Equity Owners pro rata in the proportion that each Equity Owner’s Sharing Ratio bears to the sum of the Sharing Ratios of all Equity Owners, as the same may be adjusted from time to time. Notwithstanding the foregoing, LJC, LLC may from time to time contribute, but shall not be obligated to do so, additional capital to the Company in such amounts as it determines is necessary or convenient for the Company. Such contributions shall not change the Sharing Ratios of the Equity Owners, shall constitute Additional Capital Contributions under this Agreement, including, for the avoidance of doubt Unreturned Capital. If the Manager with the consent of LJC, LLC determines that the Company needs additional funds, but Additional Capital Contributions are not approved by the Equity Owners and not made by LJC, LLC, the Company may borrow such funds from any Equity Owner, Equity Owners, or other Persons, upon such terms and conditions as may be agreed to at that time. No such loan to the Company from a Equity Owner shall be deemed to constitute a Capital Contribution to the Company and shall not increase the Capital Account(s) of the Equity Owner(s) making the loan.

5.5 Loans by Members to Company. With the consent of LJC, LLC, any Equity Owner may loan money to, act as surety for, or transact other business with the Company and, subject to other applicable Law, shall have the same rights and obligations with respect thereto as a person who is not a Equity Owner, but no such transaction shall be deemed to constitute a Capital Contribution to the Company and shall not increase the Capital Account of any person engaging in any such transaction.

5.6 No Interest on Capital Accounts. No Equity Owner shall be entitled to receive interest on its Capital Account, and none shall be paid.

5.6 No Third-Party Rights. The right of the Company or the Equity Owners to require any Additional Capital Contributions under the terms of this Agreement shall not be construed as conferring any rights or benefits to or upon any person not a party to this Agreement or the holder of any obligations secured by a mortgage, deed of trust, security interest or other lien or encumbrance upon or affecting the Company, the Property or any interest of a Equity Owner therein or any part thereof.

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4. Amend Paragraph 6.2.4. Paragraph 6.2.4 of the Operating Agreement is deleted and the following new Paragraph 6.2.4 is substituted in its place:

6.2.4 New Equity Owners. The Manager with the consent of LJC, LLC may revise the terms of any guaranteed payment being made to an Equity Owner and provide for guaranteed payments to be made to any new Equity Owner admitted to the Company on such terms as the Manager with the consent of LJC, LLC shall determine in each case without the necessity of amending this Agreement.

5. Amend Paragraph 9. Paragraph 9 of the Operating Agreement is amended by adding the following new sub-paragraph 9.1.1 immediately after clause (c) of Paragraph 9.1:

9.1.1 Distributions to Unvested Profits Interests. For purposes of any distribution under this Paragraph 9.1 with respect to Unvested Profits Interests, unless otherwise determined by the Manager, such distribution shall not be made with respect to such Unvested Profits Interests, but shall instead be retained by the Company and a “Reserve Amount” established on the books and records of the Company with respect to such Unvested Profits Interests in an amount equal to the distribution retained by the Company in respect of such Unvested Profits Interests until such time as such Unvested Profits Interests subsequently becomes “vested”; provided that, such Reserve Amounts shall be treated as distributed for purposes of determining such holder’s rights to any subsequent distributions under this Paragraph 9. If such Unvested Profits Interests subsequently becomes vested, the Reserve Amounts attributable to such Profits Interests shall be distributed without interest to the holder of such Profits Interest, and if such Unvested Profits Interests is subsequently forfeited, the Reserve Amounts attributable to such Unvested Profits Interests shall be cancelled and no longer treated as distributable with respect to such Unvested Profits Interests.

6. Amend Paragraph 15.6. Paragraph 15.6 of the Operating Agreement is deleted and the following new Paragraph 15.6 is substituted in its place

“15.6 Call Option on Death, Disability and Cessation of Services. Upon the (i) death of an Equity Owner, (ii) Incapacity of an Equity Owner, or (iii) in the case of an Equity Owner who is providing services to or for the benefit of the Company, such Equity Owner ceasing to provide services to or for the benefit of the Company on a permanent basis as determined in the discretion of the Manager, whether voluntarily or involuntarily, and whether initiated by the Equity Owner or the Company (each a “Triggering Event” and each such Equity Owner collectively referred to in this paragraph as a “Changed Status Equity Owner”) the Company shall have the option to buy all, but less than all, of the Interest in the Company owned by such Changed Status Equity Owner at the purchase price equal to such Changed Status Equity Owner’s Capital Account as of the date of the Call Notice (the “Call Option”). The Company may exercise this Call Option only by written notice given to the deceased Equity Owner’s legal representative or person legally entitled to such Equity Owner’s Interest in the absence of such a

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legal representative, the Incapacitated Equity Owner, or the Equity Owner ceasing to provide services to the Company, as the case may be, (the “Call Notice”) within 180 days from the date the Company learns of the Equity Owner’s death or Incapacity or the Equity Owner ceasing to provide services, as the case may be. Notwithstanding the foregoing to the contrary, the Company may assign some or all of its option to purchase an Interest under this Paragraph to the remaining Equity Owners on a pro-rata basis or such other basis as the Manager with the consent of LJC, LLC may determine or to a third party (the “Option Assignees”). If the Company or the Option Assignees exercises its option such purchasers shall purchase such Changed Status Equity Owner’s Interest in the Company as provided in Paragraphs 20.4 and 20.5. Allocations of Profits and Losses to the Interest subject to the Call Option shall cease as of the date of the Call Notice. If the Call Option is not exercised by the Company and the Option Assignees, as the case may be, the recipient of the deceased Equity Owner’s Interest shall continue as an Assignee unless admitted as a substituted Equity Owner as provided in this Agreement.”

7. Ratification; Definitions. Except as amended and supplemented by this Amendment, the Operating Agreement shall remain in full force and effect. Capitalized terms used but not defined herein shall have the meaning provided for them in the Operating Agreement.

8. Successors and Assigns. This Amendment shall be binding upon, and shall inure to the benefit of the Company, all Members and their respective successors and assigns.

9. Modification and Waiver. No supplement, modification, waiver or termination of this Amendment or any provisions hereof shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Amendment shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10. Electronic Delivery. Executed copies of this Amendment may be delivered by telecopy, email or other electronic means and, upon receipt, will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.

11. Representation by Fairfield and Woods, P.C. Fairfield and Woods, P.C. (“F&W”) has served as legal counsel solely to the Company and Lion of Judah, LLC in connection with this Amendment, and negotiating the terms hereof. F&W does not represent any of the other Equity Owners. Each Other Equity Owner has been advised by F & W that that a conflict exists among their respective interests. Each Other Equity Owner has been advised to seek independent legal and financial counsel with respect to execution of this Agreement and he has had the opportunity to do so. The statements made in this Paragraph may be relied upon by F&W, or its successors in interest.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to the Limited Liability Company Agreement of Phoenix Capital Group Holdings, LLC to be effective as of the date first set forth above.

Equity Owners

Lion of Judah Capital, LLC

By:	/s/ Daniel Ferrari, by Charlene Ferrari, POA
Manager 4/28/2020
Address for Notice Purposes:
1983 Water Chase Dr.
New Lenox, IL 60451

/s/ Adam Josephson
Adam Josephson 4/28/2020
Address for Notice Purposes:
1350 N. Grant St., Apt 404
Denver, CO 80203

/s/ Christie Masone
Christie Masone 4/28/2020
Address for Notice Purposes:
7328 Arco Iris Lane
Castle pines, CO 80108

/s/ Lindsey Wilson
Lindsey Wilson 4/28/2020
Address for Notice Purposes:
18327 Burin Avenue
Redondo Beach, CA 90278

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SECOND AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT OF

PHOENIX CAPITAL GROUP HOLDINGS, LLC

THIS SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT is entered into effective as of April 23, 2019, by Lindsey Wilson, as the Manager of Phoenix Capital Group Holdings, LLC, a Delaware limited liability company.

RECITALS

Phoenix Capital Group Holdings, LLC, a Delaware limited liability company (the “Company”), and the Members are currently governed by the Limited Liability Company Agreement of Phoenix Capital Group Holdings, LLC, effective as of April 23, 2019 (the “Operating Agreement”).

Paragraph 21.5.2 (ii) of the Operating Agreement provides that the Operating Agreement may be amended by the Manager without the consent of any of the Members to, among other things, cure any ambiguity, typographical error, incorrect reference or other scrivener’s error, to correct or supplement any provision hereof that may be inconsistent with any other provisions hereof, or to make any other provision with respect to matters or questions arising under this Agreement not inconsistent with the intent of this Agreement.

The Company’s legal counsel who drafted the Operating Agreement has advised the Manager that the term “Priority Return” used in Paragraphs 10.1 and 10.2 is incorrectly referred to as the “Preferred Return” in the definitions in Paragraph 2 of the Operating Agreement. The Manager desires to exercise the authority granted under Paragraph 21.5.2 (ii) to amend the Operating Agreement to correct this scrivener’s error.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein the Manager hereby amends the Operating Agreement as follows:

1. Recitals. The Recitals set forth above are incorporated herein by reference.

2. Amend Paragraph 2. Paragraph 2 is amended by deleting the definition of “Preferred Return” therein and substituting the following new definition in its place:

“Priority Return” means with respect to LJC, LLC, a sum equal to (i) ten percent (10%) per annum, compounded to the extent not distributed in any calendar year, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed in the period for which LJC, LLC’s Priority Return is being determined, of the average daily balance of such Member’s Unreturned Capital from time to time during the period to which the Priority Return relates, commencing on the date LJC, LLC makes its Initial Capital Contribution pursuant to Section 3.2, as determined from the books and records of the Company.”

3. Ratification; Definitions. Except as amended and supplemented by this Second Amendment, the Operating Agreement shall remain in full force and effect. Capitalized terms used but not defined herein shall have the meaning provided for them in the Operating Agreement.

4. Successors and Assigns. This Second Amendment shall be binding upon, and shall inure to the benefit of the Company, all Equity Owners and their respective successors and assigns.

5. Modification and Waiver. No supplement, modification, waiver or termination of this Second Amendment or any provisions hereof shall be binding unless executed in writing by the Manager or as otherwise provided by the Operating Agreement. No waiver of any of the provisions of this Second Amendment shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

6. Delivery by Telecopy. Executed copies of this Agreement may be delivered by telecopy and, upon receipt, will be deemed originals and binding upon the Company and its Equity Owners, regardless of whether originals are delivered thereafter.

IN WITNESS WHEREOF, the Manager has signed this Second Amendment effective as of the date first above written.

By:	/s/ Lindsey Wilson
Lindsey Wilson, Manager
4/27/2020

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THIRD AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

PHOENIX CAPITAL GROUP HOLDINGS, LLC

This First Amendment (this Amendment) to the Limited Liability Company Agreement of Phoenix Capital Group Holdings, LLC is entered into effective as of April 23, 2019.

RECITALS

Phoenix Capital Group Holdings, LLC, a Delaware limited liability company (the “Company”), and its Members, are currently governed by the Limited Liability Company Agreement of Phoenix Capital Group Holdings, LLC, effective as of April 23, 2019 (the “Operating Agreement”).

Paragraph 22.5 of the Operating Agreement provides that the Operating Agreement may be amended with the Approval by the Members holding a Majority Interest; provided, however, no amendment may be made that would constitute “Unfair Discrimination”, as defined in Paragraph 22.5, against an Equity Owner, without such Equity Owner.

The Manager and the Members wish to amend the Operating Agreement to provide for the issuance of Economic Interests, Profits Interest and amend certain other provisions of the Operating Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein the Members and the Manager hereby agree as follows:

1. Recitals. The Recitals set forth above are incorporated herein by reference.

2. Amend Exhibit A. Exhibit A defines the initial capital contributions to the Company. The Exhibit is amended to the following.

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EXHIBIT A

TO THE

LIMITED LIABILITY COMPANY AGREEMENT OF

PHOENIX CAPITAL GROUP HOLDINGS, LLC

Name	Initial Capital Contribution [1]	Initial Sharing Ratio
Lion of Judah Capital, LLC	$931,059	64.0%
Adam Josephson	$0.00	9.0%
Lindsey Wilson	$0.00	9.0%
Christie Masone	$0.00	18.0%

	$931,059	100%

1.

The amount of a Member’s Initial Capital Contribution will be the amount of their initial Capital Account under this Agreement. Those members contributing $0.00 initial capital will treated as having received a “profits interests” as that term is used in Revenue Procedure 93-27, as clarified by Revenue Procedure 2001-43.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to the Limited Liability Company Agreement of Phoenix Capital Group Holdings, LLC to be effective as of the date first set forth above.

Equity Owners

Lion of Judah Capital, LLC

By:	/s/ Daniel Ferrari
Manager
Address for Notice Purposes:
1983 Water Chase Dr.
New Lenox, IL 60451

/s/ Lindsey Wilson
Lindsey Wilson
Address for Notice Purposes:
18327 Burin Avenue
Redondo Beach, CA 90278

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FOURTH AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

PHOENIX CAPITAL GROUP HOLDINGS, LLC

This Fourth Amendment (this Amendment) to the Limited Liability Company Agreement of Phoenix Capital Group Holdings, LLC is entered into effective as of April 23, 2019.

RECITALS

Phoenix Capital Group Holdings, LLC, a Delaware limited liability company (the “Company”), and its Members, are currently governed by the Limited Liability Company Agreement of Phoenix Capital Group Holdings, LLC, effective as of April 23, 2019 (the “Operating Agreement”).

Paragraph 22.5 of the Operating Agreement provides that the Operating Agreement may be amended with the Approval by the Members holding a Majority Interest; provided, however, no amendment may be made that would constitute “Unfair Discrimination”, as defined in Paragraph 22.5, against an Equity Owner, without such Equity Owner.

The Manager and the Members wish to amend the Operating Agreement to provide for the issuance of Economic Interests, Profits Interest and amend certain other provisions of the Operating Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein the Members and the Manager hereby agree as follows:

1. Recitals. The Recitals set forth above are incorporated herein by reference.

2. Amend Section 6.2. Member Services and Guaranteed Payments. Update current Members of the Company.

6.2.1 Lindsey Wilson. Wilson will hold the position of Chief Operating Officer and Manager, subject to the provisions of Paragraph 11. Her duties will include overseeing the daily operations of the Company. In consideration of the services to be performed by Wilson as set forth in this Agreement, commencing with the month the actual operation of the Company begins the Company shall pay monthly installment payments. These payments shall constitute “guaranteed payments” as defined in Section 707(c) of the Internal Revenue Code. These payments and amounts may be changed by the Manager with the consent of LJC, LLC.

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6.2.2 Curtis Allen. Allen will hold the position of Chief Financial Officer. His duties will primarily consist of all accounting and finance functions. In consideration of the services to be performed by Allen as set forth in this Agreement, commencing February 1, 2020, the Company shall pay monthly installment payments. These payments shall constitute “guaranteed payments” as defined in Section 707(c) of the Internal Revenue Code. These payments and amounts may be changed by the Manager with the consent of LJC, LLC.

6.2.3 Kristopher Woods. Woods will hold the position of Chief Technology Officer. His duties will primarily consist of identifying technological needs and management of all software solutions. In consideration of the services to be performed by Woods as set forth in this Agreement, commencing August 1, 2019, the Company shall pay monthly installment payments. These payments shall constitute “guaranteed payments” as defined in Section 707(c) of the Internal Revenue Code. These payments and amounts may be changed by the Manager with the consent of LJC, LLC.

6.2.4 Sean Goodnight. Goodnight will hold the position of Chief Acquisitions Officer. His duties will primarily consist of soliciting acquisition opportunities through the Company’s internal ownership data and calling minerals owners in the Company’s areas of interest. In consideration of the services to be performed by Goodnight as set forth in this Agreement, commencing July 1, 2020, the Company shall pay monthly installment payments. These payments shall constitute “guaranteed payments” as defined in Section 707(c) of the Internal Revenue Code. These payments and amounts may be changed by the Manager with the consent of LJC, LLC.

6.2.5 Justin Arn. Am will hold the position of Chief Land & Title Officer. His duties will primarily consist of overseeing the Land department and running title in the Company’s areas of interest. In consideration of the services to be performed by Arn as set forth in this Agreement, commencing June 1, 2020, the Company shall pay monthly installment payments. These payments shall constitute “guaranteed payments” as defined in Section 707(c) of the Internal Revenue Code. These payments and amounts may be changed by the Manager with the consent of LJC, LLC.

6.2.6 Adam Josephson. Josephson will hold the position of VP of Land & Title. His duties will primarily consist of running title in the Company’s areas of interest. In consideration of the services to be performed by Josephson as set forth in this Agreement, commencing with the month the actual operation of the Company begins the Company shall pay monthly installment payments. These payments shall constitute “guaranteed payments” as defined in Section 707(c) of the Internal Revenue Code. These payments and amounts may be changed by the Manager with the consent of LJC, LLC.

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6.2.7 Nick Young. Young will hold the position of VP of Land & Title. His duties will primarily consist of running title in the Company’s areas of interest. In consideration of the services to be performed by Young as set forth in this Agreement, commencing June 1, 2020, the Company shall pay monthly installment payments. These payments shall constitute “guaranteed payments” as defined in Section 707(c) of the Internal Revenue Code. These payments and amounts may be changed by the Manager with the consent of LJC, LLC.

6.2.8 Tom Kruk. Kruk will hold the position of VP of Mineral Acquisitions. His duties will primarily consist of soliciting acquisition opportunities through the Company’s internal ownership data and calling minerals owners in the Company’s areas of interest. In consideration of the services to be performed by Kruk as set forth in this Agreement, commencing August 1, 2019, the Company shall pay monthly installment payments. These payments shall constitute “guaranteed payments” as defined in Section 707(c) of the Internal Revenue Code. These payments and amounts may be changed by the Manager with the consent of LJC, LLC.

6.2.9 Matthew Willer. Willer will hold the position of VP of Capital Markets. His duties will primarily consist of soliciting potential investors for capital raising projects. In consideration of the services to be performed by Willer as set forth in this Agreement, the Company shall pay monthly installment payments. These payments shall constitute “guaranteed payments” as defined in Section 707(c) of the Internal Revenue Code. These payments and amounts may be changed by the Manager with the consent of LJC, LLC.

6.2.10 David McDonald. McDonald will hold the position of GIS Analyst. His duties will primarily consist of providing GIS support. In consideration of the services to be performed by McDonald as set forth in this Agreement, commencing June 4, 2021, the Company shall pay monthly installment payments. These payments shall constitute “guaranteed payments” as defined in Section 707(c) of the Internal Revenue Code. These payments and amounts may be changed by the Manager with the consent of LJC, LLC.

3. Amend Exhibit A. Exhibit A defines the initial capital contributions to the Company. The Exhibit is amended to the following.

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EXHIBIT A

TO THE

LIMITED LIABILITY COMPANY AGREEMENT OF

PHOENIX CAPITAL GROUP HOLDINGS, LLC

Name	Capital Contribution [1]	Sharing Ratio
Lion of Judah Capital, LLC	$2,112,071.86	62.90%
Lindsey Wilson	$0.00	8.51%
Curtis Allen	$0.00	8.51%
Kris Woods	$0.00	2.00%
Sean Goodnight	$0.00	2.00%
Justin Arn	$0.00	2.30%
Adam Josephson	$0.00	5.51%
Nick Young	$0.00	3.50%
Tom Kruk	$0.00	3.78%
Dave McDonald	$0.00	1.00%

	$2,112,071.86	100.00%

1.

The amount of a Member’s Initial Capital Contribution will be the amount of their initial Capital Account under this Agreement. Those members contributing $0.00 initial capital will treated as having received a “profits interests” as that term is used in Revenue Procedure 93-27, as clarified by Revenue Procedure 2001-43.

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IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to the Limited Liability Company Agreement of Phoenix Capital Group Holdings, LLC to be effective as of the date first set forth above.

Equity Owners

Lion of Judah Capital, LLC

/s/ Daniel Ferrari
BY:	Daniel Ferrari
ITS:	Manager

Phoenix Capital Group Holdings, LLC

/s/ Lindsey Wilson
BY:	Lindsey Wilson
ITS:	Manager

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